Exhibit 2.1

Execution Version

MERGER AGREEMENT

dated

September 26, 2026

by and among

Astro Digital US, Inc.

Proem Acquisition Corp I

PAAC Merger Sub I, Inc.

and

PAAC Merger Sub II, LLC

i

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Exhibit A	–	Form of Parent Certificate of Incorporation
Exhibit B	–	Form of Parent Bylaws
Exhibit C	–	Form of Company Support Agreement
Exhibit D	–	Form of Parent Support Agreement
Exhibit E	–	Form of Lock-Up Agreement
Exhibit F	–	Form of Investors Rights Agreement
Exhibit G	–	Form of PIPE Subscription Agreement

MERGER AGREEMENT

MERGER AGREEMENT, dated as of September 26, 2026 (this “Agreement”), by and among Astro Digital US, Inc., a Delaware corporation (the “Company”), Proem Acquisition Corp I, a Cayman Islands exempted company limited by shares (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), PAAC Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and PAAC Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”). Parent, Merger Sub I, Merger Sub II and the Company shall be referred to herein from time to time each as, a “Party” and, collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

W I T N E S S E T H:

A. The Company is an aerospace company that provides modular satellite technology infrastructure and mission support services (the “Business”);

B. Parent is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub I and Merger Sub II are wholly-owned subsidiaries of Parent and were formed for the purpose of the Company Mergers;

C. On the day that is at least one (1) Business Day prior to the First Effective Time and subject to the conditions of this Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Parent Articles and any other relevant organizational documents of Parent, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

D. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto (the “Parent Certificate of Incorporation”) and adopt bylaws substantially in the form attached as Exhibit B (the “Parent Bylaws”) in each case, with such changes as may be agreed in writing by Parent and the Company;

E. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable, (i) Merger Sub I will merge with and into the Company (the “First Company Merger”), after which the Company will be the surviving corporation (the “Initial Surviving Corporation”); and (ii) immediately following the First Company Merger, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), with Merger Sub II continuing as the surviving entity (the “Surviving Company”) and a wholly-owned subsidiary of Parent;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Selling Company Stockholders are entering into and delivering the Company Support Agreement, in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each such Selling Company Stockholder has agreed to vote in favor of this Agreement and the Company Mergers and the other transactions contemplated hereby;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and certain other Parent shareholders are entering into and delivering the Parent Support Agreement, in the form attached hereto as Exhibit D (the “Parent Support Agreement”), pursuant to which the Sponsor and each such Parent shareholder have agreed (i) not to transfer or redeem any Parent Shares held by the Sponsor or such Parent shareholder, as applicable, (ii) waive any anti-dilution or other adjustments with respect to Sponsor’s Parent Shares in connection with the transactions contemplated hereunder (as set forth more fully therein), and (iii) to vote in favor of this Agreement, the Domestication and the Company Mergers and the other transactions contemplated hereby at the Parent Shareholder Meeting;

H. Contemporaneously with the execution of this Agreement, Parent and the Company are entering into a subscription agreement, in the form attached hereto as Exhibit G (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”), with certain Affiliates of Parent or Sponsor (together with any Affiliate of any such investor to whom the applicable PIPE Subscription Agreement with such investor is assigned in accordance with its terms after the date hereof, the “PIPE Investors”) pursuant to which, among other things, such PIPE Investors have agreed to subscribe for, and Parent has agreed to issue to such PIPE Investors, an aggregate of 5,000,000 Parent Common Shares at a purchase price of $10.00 per share for aggregate gross proceeds of $50 million (the “PIPE Investment Amount”) on the terms and subject to the conditions set forth in the PIPE Subscription Agreements (such purchases, the “PIPE Financing”);

I. As a condition and an inducement to Parent and the Company entering into this Agreement, on or before the Closing Date, the Selling Company Stockholders, the Sponsor and certain other Parent shareholders will each execute a lock-up agreement, substantially in the form attached hereto as Exhibit E (the “Lock-Up Agreement”), under which the Parent Common Shares beneficially owned by such Persons, as applicable, will be subject to the lock-up provisions provided therein;

J. Each of the Parties hereto intends that, (A) for United States federal and applicable state income tax purposes, (i) the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and (ii) the Company Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Mergers Intended Tax Treatment” and, together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”), and (B) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (a “Plan of Reorganization”) with respect to each of the Domestication and the Company Mergers; and

K. The boards of directors or managers of each of the Company, Parent, Merger Sub I and Merger Sub II have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Domestication and the Company Mergers, as applicable, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders, (iii) resolved to recommend that their respective shareholders approve the Domestication and the Company Mergers, as applicable, and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such Party of their obligations hereunder and thereunder and (iv) in the case of Parent, resolved to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any legal action, litigation, suit, claim, hearing, Proceeding or formal governmental investigation by or before any Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Adjournment Proposal” has the meaning set forth in Section 6.5(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the-money Company Options and all vested in-the-money Company Warrants that are outstanding immediately prior to the First Effective Time.

“Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon full conversion of all Company Preferred Stock outstanding as of immediately prior to the First Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are vested as of immediately prior to the First Effective Time; plus (d) the aggregate number of shares of Company Common Stock directly or indirectly issuable upon exercise of all Company Warrants outstanding as of immediately prior to the First Effective Time; plus (e) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company (other than Company Options and Company Warrants) outstanding immediately prior to the First Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock (including any Company Convertible Notes outstanding as of immediately prior to the First Effective Time).

“Aggregate Merger Consideration” means a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00.

“Agreement” has the meaning set forth in the preamble.

“AI/ML” means any and all deep learning, machine learning, generative artificial intelligence, large language model, foundation model, automated decision-making, and other artificial intelligence technologies, including any and all (i) algorithms, heuristics, models, and methodologies, whether in source code, object code, human readable form or other form, proprietary algorithms, software or other IT Systems, in each case, that make use of or employ expert systems, natural language processing, computer vision, automated speech recognition, automated planning and scheduling, neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, and (ii) proprietary embodied artificial intelligence and related hardware or equipment; provided, that AI/ML does not include general-purpose information technology systems, ordinary data analytics, spreadsheet models, rules-based automation or standard statistical techniques, in each case, that do not incorporate or deploy artificial intelligence or machine learning functionality in any material product, service or externally deployed system.

“Alternative Proposal” has the meaning set forth in Section 6.2(c).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Alternative Transaction Structure” has the meaning set forth in Section 8.6(c).

“Ancillary Agreements” means the Company Support Agreement, the Parent Support Agreement, the Lock-Up Agreements, the Investors’ Rights Agreement, the Exchange Agreement, the Executive Employment Agreements, the Letter of Transmittal and the PIPE Subscription Agreements.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.26(a).

“Approved Exchange” means The Nasdaq Stock Exchange or The New York Stock Exchange, or any successor thereto.

“Astro Group” has the meaning set forth in Section 12.19(b).

“Authority” means any federal, state, provincial, municipal, local, foreign, multinational or supra-national government, governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, authority, agency or instrumentality of such government, governmental authority, regulatory body or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, arbitration panel, court, or tribunal of competent jurisdiction.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2026.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” means the sum of $525,000,000 plus the Aggregate Exercise Price.

“Board Proposal” has the meaning set forth in Section 6.5(e).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, operations, the business or its transactions are otherwise reflected, excluding attorney-client privileged communications, attorney work product and other materials subject to legal privilege or similar protection upon the advice of outside legal counsel, other than stock books and minute books.

“Broadfield” has the meaning set forth in Section 12.19(b).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized or required by Law to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Cayman Registrar” has the meaning specified in Section 2.1(a).

“Certificate of Domestication” has the meaning set forth in Section 2.1(a).

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Filing” has the meaning set forth in Section 12.4(b).

“Closing Press Release” has the meaning set forth in Section 12.4(b).

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company AI Products” means all products and services of the Company Group that employ or make use of any AI/ML technologies and are material to the Company Group, taken as a whole.

“Company Bylaws” means the Bylaws of the Company, as amended and as in effect on the date of this Agreement.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on July 10, 2020, as amended and in effect on the date of this Agreement.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Convertible Notes” means each Senior Convertible Promissory Note between the Company and the holder thereof as set forth on Schedule 4.5(a).

“Company Exclusively Licensed IP” means any and all Company Licensed IP that is exclusively licensed to a member of the Company Group, and includes Registered Exclusively Licensed IP.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) (Capitalization), Section 4.5(b) (Capitalization), Section 4.6 (Subsidiaries) and Section 4.24 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Information Systems” means any and all IT Systems that are owned, licensed, leased, used or held for use by or for a member of the Company Group.

“Company IP” means, collectively, any and all Company Owned IP and Company Licensed IP and includes any and all Intellectual Property set forth in Schedule 4.17(b).

“Company Licensed IP” means any and all Intellectual Property owned by a third Person and licensed to, in whole or in part, to a member of the Company Group or that a member of the Company Group otherwise has a right to use.

“Company Mergers” has the meaning set forth in the recitals to this Agreement.

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company Group, in each case, whether exclusively, jointly with another Person or otherwise, and includes all Registered Owned IP and Company Software.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Software” means any and all proprietary Software that is owned (or purported to be owned), in whole or in part, by the Company Group and includes all proprietary AI/ML currently owned (or purported to be owned) by the Company Group.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.2(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.2(a).

“Company Stockholders” means, as of immediately prior to the First Effective Time, the holders of Company Capital Stock or securities directly or indirectly convertible into or exchangeable or exercisable for Company Capital Stock (other than any Company Options).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Termination Fee” has the meaning set forth in Section 12.5(b).

“Company Transaction Expenses” means, without duplication, all fees, costs and expenses of the Company Group incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, including any and all (i) filing fees payable by the Company Group to any Authority in connection with the transactions contemplated hereby and thereby and (ii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company Group and (iii) premiums, costs, expenses and disbursements relating to the Company Tail Policy.

“Company Warrants” means the warrants to purchase Company Capital Stock or other equity securities of the Company directly or indirectly convertible into or exchangeable or exercisable for Company Capital Stock that are outstanding immediately prior to the First Effective Time.

“Confidentiality Agreement” means the Reciprocal Non-Disclosure Agreement, dated as of May 7, 2026, by and between the Company and Parent.

“Contracts” means the Leases and all legally binding contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, whether oral or written, to which any member of the Company Group is a party or by which any of their respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock.

“Converted Stock Option” has the meaning set forth in Section 3.2(a).

“Copyleft Licenses” means all licenses of Publicly Available Software (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, or other Contracts to Software, in each case, that requires as a condition of use or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Company Software or other Company IP or other Software or technology that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or distributed with such Software) any of the following: (i) be disclosed, made available, distributed, offered or delivered in source code form or any information regarding such Company Software, Company IP or other Software or technology for no or minimal charge, (ii) be granted permission or licensed for creating modifications to or making derivative works of such Company Software, Company IP, or other Software or technology; (iii) be granted a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property rights (including patents) regarding such Company Software, Company IP, or other Software or technology (whether alone or in combination with other hardware or Software); or (iv) be imposed of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property rights through any means.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data” means any and all data and collections of data, whether machine readable or otherwise.

“Data Protection Laws” means all applicable Laws, regulations, directives, executive orders, or binding guidance issued thereunder, in any applicable jurisdiction governing (a) the privacy, security, confidentiality or Processing of Personal Information, including such information insofar as it applies to employees and contractors, (b) the use or disclosure of Personal Information in connection with online marketing or advertising, or (c) the purposes for which Personal Information may be Processed.

“Deferred Underwriting Commissions” means any and all deferred underwriting commissions payable by the Parent Parties, including the amount set forth in the Underwriting Agreement, dated February 11, 2026, by and between Parent and Clear Street LLC, as representative of the underwriters thereto.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Domestication” has the meaning specified in the recitals to this Agreement.

“Domestication Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“DPA” means the Defense Production Act of 1950, as amended (including by the Foreign Investment Risk Review Modernization Act of 2018), 50 U.S.C. § 4565, and all rules and regulations promulgated thereunder, including 31 C.F.R. Parts 800 and 802.

“DPA Triggering Rights” means, with respect to any “foreign person” (as defined in 31 C.F.R. Part 800), any right (other than through purely passive equity ownership) to (i) access any “material nonpublic technical information” (as defined in 31 C.F.R. § 800.232) of any member of the Company Group, (ii) membership or observer rights on the board of directors or equivalent governing body of the Company or the right to nominate an individual to such governing body, (iii) any “involvement,” other than through the voting of shares, in “substantive decision-making” (as such terms are defined in the DPA) of the Company regarding the use, development, acquisition or release of any “critical technology” (as defined in 31 C.F.R. § 800.215), or (iv) “control” (as defined in 31 C.F.R. § 800.208) of the Company.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2016 Stock Option Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in the Section 3.4.

“Exchange Agreement” has the meaning set forth in the Section 3.4.

“Exchange Fund” has the meaning set forth in the Section 3.4.

“Excluded Matter” means any one or more of the following Effects: (a) any general national or international economic or political conditions; (b) conditions generally affecting the industries or markets in which such Person or its Subsidiaries operates; (c) any changes in financial, banking, capital, credit, debt, securities or other financial markets in general, or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities, terrorism, or cyberwarfare, or the escalation thereof; (e) the taking of any action expressly required or expressly permitted by this Agreement or any action taken, or omitted to be taken, by the Company at the written request of or with the written consent of any Parent Party or any action taken, or omitted to be taken, by any Parent Party at the written request of or with the written consent of the Company; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof following the date of this Agreement; (g) the announcement or completion of the transactions contemplated by this Agreement, including the identity of Parent, Sponsor or the Company and the impact thereof on relationships with customers, suppliers, vendors, partners, employees, service providers, financing sources, governmental authorities or other third parties; (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic, public health emergency, widespread occurrence of infectious disease or other comparable events; (i) any failure by the Company Group to meet any internal or published projections, forecasts, budgets, plans, milestones, bookings, backlog or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise an Excluded Matter pursuant to clauses (a) through (f) may be taken into account in determining whether there has been a Material Adverse Effect); (j) any change in the trading price or trading volume of Parent Ordinary Shares, Parent Units or Parent Warrants, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); or (k) any matter disclosed in the Schedules delivered by the Parties pursuant to this Agreement; provided, however, that the exclusions provided in the foregoing clauses (a) through (d) and clauses (f) and (h) shall not apply to the extent that the Company Group, taken as a whole, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industries or markets in the geographies in which they operate.

“First Certificate of Merger” has the meaning set forth in Section 2.3(a).

“First Effective Time” has the meaning set forth in Section 2.3(a).

“Fraud” means the actual fraud of a Party in the making of a representation or warranty expressly set forth in ARTICLE IV, ARTICLE V or in any certificate delivered pursuant to Section 9.2(e) or Section 9.3(e) which involves a knowing and intentional misrepresentation with the intent that the other Party rely thereon (as opposed to the making of a representation or warranty (affirmatively or by omission) negligently, recklessly or without actual knowledge of its truthfulness).

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated to be radioactive, toxic, hazardous, a pollutant or a contaminant under any Environmental Law.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, in each case to the extent regulated under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means, without duplication, with respect to any Person, (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, fees, premiums, penalties and other amounts payable in connection therewith, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, or limited, in the case of any such Indebtedness that has not been assumed, to the fair market value of the property subject to such lien or security interest, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, excluding operating leases, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, valued at the net amount payable by such Person upon termination thereof, (i) any outstanding obligations of the Company Group pursuant to the U.S. Small Business Administration Paycheck Protection Program, (j) any unfunded or underfunded liabilities pursuant to any pension, retirement, or nonqualified deferred compensation plan or arrangement, and (k) any binding agreement to incur any of the same.

“Initial Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means any and all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trade secrets and other confidential or proprietary information, including discoveries, inventions (whether or not patentable), ideas, technology, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, know-how, research, methodologies, customer lists, business plans, databases, collections of data, and other confidential or proprietary information related to the development, marketing, pricing, distribution, cost, sales and manufacturing (collectively, “Trade Secrets”); (b) trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); (c) patents, patent applications, invention disclosures, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, substitutions, counterparts, and validations thereof (collectively, “Patents”); (d) works of authorship, copyrights (including copyrights in Software), copyrightable materials, copyright registrations and applications for copyright registration including rights in Software (collectively, “Copyrights”); (e) domain names and URLs (collectively, “Domain Names”), (f) rights of privacy and publicity and rights in social media accounts, and (g) other intellectual property, and (h) all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Investors Rights Agreement” means the Investors’ Rights Agreement of Parent, substantially in the form attached hereto as Exhibit F, which shall be entered into and effective as of the Closing.

“IP Contracts” means, collectively, any and all Contracts pursuant to which a member of the Company Group is a party or by which any of its properties or assets are bound (including any settlement, coexistence, co-existence, covenant not to sue or other agreement), in any case under which a member of the Company Group (i) is granted any assignment, license, sublicense, immunity, covenant not to assert or other right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person that is material to a member of the Company Group or the conduct of the Business, (ii) grants any assignment, license, sublicense, immunity, covenant not to assert or other right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Company Owned IP that is material to a member of the Company Group or the conduct of the Business or (iii) is restricted in its right to enforce, use, or otherwise exploit any Company Owned IP that is material to a member of the Company Group or the conduct of the Business.

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Issuance Proposal” has the meaning set forth in Section 6.5(e).

“IT Systems” means any and all Software, information technology and systems, computers, servers, networks, workstations, routers, hubs, switches, data communication lines, interfaces, platforms, databases, websites, computer hardware and all other information technology rights, assets, or equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Key Employee” means the individuals listed on Schedule 1.1(b).

“Key Executives” means the individuals listed on Schedule 8.8.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of the Chief Executive Officer and Chief Financial Officer of Parent as of the date hereof.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(c).

“Law” means any domestic or foreign, supranational, national, federal, state, municipal or local law, statute, ordinance, code, rule, or regulation having the force of law.

“Leases” means, collectively, the leases, subleases, space sharing, licenses or other occupancy agreements described on Schedule 1.1(d) attached hereto, together with all amendments thereto and guarantees thereof, which Schedule includes the parties to such documents and the address for each Real Property subject thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any option, right of first offer or right of first refusal in respect of such property or asset, including any agreement to give any of the foregoing.

“Loeb” has the meaning set forth in Section 12.19(b).

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, or occurrence (an “Effect”) that, individually or in the aggregate with any other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, business or results of operations of the Company Group, taken as a whole, on the one hand, or on Parent, Merger Sub I and Merger Sub II, on the other hand, taken as a whole; or (ii) prevents or materially delays or would reasonably be expected to prevent or materially delay the ability of the Company Group, on the one hand, or on Parent, Merger Sub I and Merger Sub II, on the other hand to consummate the Domestication, the Company Mergers and the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, solely in the case of the foregoing clause (i) and with respect to the Company Group, a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub I Common Stock” has the meaning set forth in Section 5.8(b).

“Merger Sub II” has the meaning set forth in the preamble.

“Mergers Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New Incentive Plan” has the meaning set forth in Section 6.5(e).

“Non-Party Affiliate” means, with respect to any Person, any Person who is not party to this Agreement, including any equity holders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of the Parent Parties, the Sponsor, the Company, or the Company Stockholders or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement.

“Non-U.S. Plans” has the meaning set forth in Section 4.20(j).

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any outstanding decree, order, judgment, writ, injunction, settlement, stipulation, verdict, determination, award, rule or consent issued, made or rendered by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the Registration Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“PAAC Group” has the meaning set forth in Section 12.19(a).

“Parent” has the meaning set forth in the preamble.

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution dated February 11, 2026 and effective on February 11, 2026, as amended.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Bylaws” has the meaning set forth in the recitals to this Agreement.

“Parent Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“Parent Closing Cash” means: (a) the amount of cash available in the Trust Account immediately prior to the First Effective Time after deducting the amount required to satisfy the Parent Redemption Amount; plus (b) the amount of any PIPE Financing or any Alternative PIPE Financing permitted by this Agreement (as such amounts are finally delivered to Parent at or prior to the Closing by investors in such PIPE Financing or Alternative PIPE Financing); plus (c) the proceeds of any other equity investments or any debt financing facilities on terms mutually agreed by the Company and Parent that are or will be received by Parent (or the Company) prior to or substantially concurrently with the Closing; minus (d) the accrued but unpaid Parent Transaction Expenses and Company Transaction Expenses as of the Closing Date. For the avoidance of doubt, the incurrence of Indebtedness by the Company in the ordinary course permitted by or consented to under Section 6.1(a)(viii), including drawings under the Company’s lines of credit, shall not be included in the determination of Parent Closing Cash.

“Parent Common Shares” means from and following the Domestication, the shares of voting common stock, par value $0.0001 per share, of Parent.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Ordinary Shares” means prior to the Domestication, the ordinary shares, par value $0.0001 per share, of Parent.

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Shareholder Approval” means the requisite approval under the Parent Articles, the Cayman Companies Act or any other applicable Law, by holders of Parent Ordinary Shares at the Parent Shareholder Meeting of this Agreement, the Domestication and the Company Mergers and the other Parent Proposals.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Shares” means (a) prior to the Domestication, the Parent Ordinary Shares, and (b) from and following the Domestication, the Parent Common Shares.

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Termination Fee” has the meaning set forth in Section 12.5(c).

“Parent Transaction Expenses” means, without duplication, all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, including any and all (i) filing fees payable by Parent or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby and thereby, (ii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent or any of its Subsidiaries, (iii) deferred IPO fees and Deferred Underwriting Commissions, and (iv) premiums, costs, expenses and disbursements relating to the Parent Tail Policy.

“Parent Unit” means each unit of Parent consisting of one Parent Ordinary Share and one-half of one Parent Warrant, which units were sold in the IPO and in a private placement at the time of the consummation of the IPO.

“Parent Warrant” means each whole warrant to purchase one Parent Ordinary Share at a purchase price of $11.50 per share, subject to adjustment, which warrants were included in the Parent Units sold in the IPO and in a private placement at the time of the consummation of the IPO.

“Parent Warrant Agreement” means the Warrant Agreement, dated as of February 11, 2026, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Per Convertible Note Merger Consideration” has the meaning set forth in Section 3.2(c).

“Per Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by any member of the Company Group under applicable Law to carry out or conduct the Business as currently conducted.

“Permitted Liens” means all (a) defects, exceptions, restrictions, easements, rights of way, covenants, conditions, encroachments and encumbrances disclosed in policies of title insurance which have been made available to Parent or that do not materially impair the current use or occupancy of the affected property; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not yet due and payable, or (ii) are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); (c) liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); (d) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with the Company Group’s use or occupancy of such real property or the operation of the business of the Company Group, taken as a whole; (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company Group and do not prohibit or materially interfere with any of the Company Group’s use or occupancy of such real property or the operation of the business of the Company Group; (f) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, including the Leases; (g) Liens, licenses or restrictions on transfer of equity or debt securities resulting from applicable securities Laws or the Company’s organizational documents; (h) Liens incurred in connection with capital lease obligations of any of the Company Group; (i) Liens set forth on Schedule 1.1(i); and (j) non-exclusive licenses to Intellectual Property entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust, Authority or other entity or organization of any other kind.

“Personal Information” means any data or information that relates to, describes, is capable of being associated with, or could reasonably be linked to, directly or indirectly, an identified or identifiable natural person or device, and that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investment Amount” has the meaning set forth in the recitals to this Agreement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by a member of the Company Group, or under which a member of the Company Group has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Plan of Reorganization” has the meaning set forth in the recitals to this Agreement.

“Privacy Obligations” has the meaning set forth in Section 4.17(m).

“Privacy Policies” has the meaning set forth in Section 4.17(m).

“Proceeding” means any lawsuit, litigation, Action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Authority or arbitrator.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure, dissemination, or otherwise making available, alignment or combination, restriction, securing, erasure, or destruction.

“Prospectus” means the final IPO prospectus of Parent, dated February 12, 2026.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Pro Rata Share” means the percentage set forth opposite each Selling Company Stockholder’s name set forth on Schedule 6.10.

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or substantially similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means any and all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered Owned IP” means any and all Intellectual Property constituting Company Owned IP, that in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Representatives” means, with respect to any Person, such Person’s Affiliates, and its and such Affiliates’ respective officers, directors, Affiliates, members, partners, managers, attorneys, accountants, advisors, consultants, employees, representatives and agents of such Person.

“Repurchase” has the meaning set forth in Section 6.10.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, individually and collectively, the disclosure schedules and other schedules relating to this Agreement delivered by the applicable Parties hereto on the date hereof in connection with this Agreement and the transactions contemplated hereby and concurrently with the execution and delivery of this Agreement by the Parties.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Second Effective Time” has the meaning set forth in Section 2.3(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Company Stockholders” means those Company Stockholders set forth on Schedule 6.10.

“Signing Filing” has the meaning set forth in Section 12.4(b).

“Signing Press Release” has the meaning set forth in Section 12.4(b).

“Software” means any and all (a) computer software, firmware, middleware, operating systems, applications, computer programs (including any and all algorithms, heuristics, models and methodologies, whether in source code, object code, human readable form or other form), (b) databases and compilations (including any and all data and collections of data), whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) AI/ML, (e) all versions, updates, corrections, enhancements and modifications of any of the foregoing, and (f) all related specifications, documentation, developer notes, instructions, comments, annotations, user manuals, and other training documentation relating to any of the foregoing.

“Sponsor” means Proem SPAC Partners I LLC, a Cayman Islands limited liability company.

“Standard Contracts” means any of the following: (a) licenses for Publicly Available Software or non-exclusive end user in-licenses of commercially available, “off-the-shelf” or “shrink wrap” Software for fees of less than $250,000 annually, (b) non-exclusive licenses of Company IP implied by and ancillary to customer, distributor or channel partner Contracts on Company’s standard forms made available to Parent with no material exclusions or deviations, (c) agreements with the Company’s consultants or contractors on Company’s standard forms made available to Parent with no material exclusions or deviations, (d) invention assignment agreements with the Company’s employees on Company’s standard forms made available to Parent with no material exclusions or deviations, (e) non-exclusive licenses that are not material to the applicable business and merely incidental to the transactions contemplated in such agreement, the commercial purpose of which is primarily for something other than such license (such as (i) sales or marketing or similar contract that includes a non-exclusive license to use the trademarks of the Company for purposes of promoting the Company, (ii) vendor contracts under which Company Owned IP is licensed to a vendor of the Company for the benefit of the Company, or (iii) non-exclusive licenses to Intellectual Property granted by a third party for the purpose of allowing the Company Group to provide services to such third party), and (f) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by a member of the Company Group and other tangible property.

“Tax(es)” means (a) any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, escheat, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is in the nature of a tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto and including any secondary liability for any of the aforementioned, (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Terminating Company Breach” has the meaning specified in Section 10.2(a).

“Terminating Parent Breach” has the meaning specified in Section 10.2(b).

“Top Customer” has the meaning specified in Section 4.31(a).

“Top Supplier” has the meaning specified in Section 4.31(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning set forth in Section 8.1(d).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, including all temporary and final, as amended.

“Trust Account” has the meaning set forth in Section 5.8(c).

“Trust Agreement” has the meaning set forth in Section 5.8(c).

“Trustee” has the meaning set forth in Section 5.8(c).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the Schedules. Any reference in a schedule contained in the Schedules delivered by a Party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such Party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of the disclosing Party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing Party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the Schedules do not purport to be complete and are qualified in their entirety by the written document itself. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two days prior to the date of this Agreement to the “Project Orchid Data Room” electronic data room maintained on behalf of the Company for the benefit of Parent and its Representatives and Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
THE DOMESTICATION AND THE COMPANY MERGERS

2.1 Domestication.

(a) Subject to receipt of the Parent Shareholder Approval, at least one (1) Business Day prior to the date of the First Effective Time, Parent shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Domestication”), together with the Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) under the Cayman Companies Act in connection with the Domestication, and (iii) changing its name to “Astro Digital, Inc.” or a name to be mutually agreed by the Company and Parent prior to the Closing.

(b) In accordance with applicable Law, the Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Parent: (i) each then issued and outstanding Parent Ordinary Share shall convert automatically into one Parent Common Share; (ii) each then issued and outstanding Parent Warrant shall convert automatically into a warrant to purchase one Parent Common Share at the Closing, pursuant to the Parent Warrant Agreement; and (iii) each then issued and outstanding Parent Unit shall separate into one Parent Ordinary Share and one half of one Parent Warrant and each such Parent Ordinary Share and one half of one Parent Warrant shall convert automatically into one Parent Common Share and one half of one warrant, respectively, with each whole warrant entitling the holder to purchase one Parent Common Share at the Closing.

2.2 Company Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Initial Surviving Corporation a wholly-owned Subsidiary of Parent.

(b) Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, as applicable, at the Second Effective Time, the Initial Surviving Corporation shall be merged with and into Merger Sub II, following which the separate corporate existence of Initial Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Company and a wholly-owned Subsidiary of Parent.

2.3 Company Merger Effective Times.

(a) Subject to the provisions of this Agreement, at least one (1) Business Day after the consummation of the Domestication, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”). The First Company Merger shall become effective upon the filing of the First Certificate of Merger or at such later time as is agreed to by the Company and Parent and specified in the First Certificate of Merger (the time at which the First Company Merger becomes effective is herein referred to as the “First Effective Time”).

(b) Subject to and upon the terms and conditions of this Agreement, immediately following the First Effective Time, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL and the DLLCA, as applicable (the “Second Certificate of Merger”) and make such other filings or recordings, in each case in accordance with the relevant provisions of the DGCL and DLLCA, as applicable. The Second Company Merger shall become effective upon the filing of the Second Certificate of Merger or at such later time as is agreed to by the Company and Parent and specified in the Second Certificate of Merger (the time at which the Second Company Merger becomes effective is herein referred to as the “Second Effective Time”).

2.4 Effect of the Company Mergers.

(a) At the First Effective Time, the effect of the First Company Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the Initial Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Initial Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Company Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Initial Surviving Corporation and Merger Sub II shall vest in Merger Sub II and all debts, liabilities and duties of the Initial Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.

2.5 U.S. Tax Treatment.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows U.S. federal income Tax Law), each of the Parties intends that (a) the Domestication qualify for the Domestication Intended Tax Treatment, (b) the Company Mergers qualify for the Mergers Intended Tax Treatment. The Parties to this Agreement hereby (i) adopt this Agreement as a Plan of Reorganization with respect to each of the Domestication and the Company Mergers, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment unless required as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or otherwise required by an Authority. None of the Parties has knowingly taken or will knowingly take any action (or knowingly fail to take any action), if such action (or failure to act) would be reasonably expected to prevent or impede the Domestication Intended Tax Treatment or the Mergers Intended Tax Treatment, and each of the Parties shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment and the Company Mergers to qualify for the Mergers Intended Tax Treatment. Each of the Parties acknowledges and agrees that (i) it has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) it shall be responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication does not qualify for the Domestication Intended Tax Treatment or the Company Mergers do not qualify for the Mergers Intended Tax Treatment.

2.6 Governing Documents Relating to the Company Mergers.

(a) At the First Effective Time, the certificate of incorporation of the Company shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in an exhibit to the First Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Initial Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL.

(b) At the Second Effective Time, the certificate of formation of Merger Sub II shall, in accordance with the terms thereof and the DLLCA, be amended and restated in the form agreed by the parties prior to the effectiveness of the Registration Statement, and, as so amended and restated, shall be the certificate of formation of the Surviving Company, until thereafter duly supplemented or amended in accordance with terms thereof and the DLLCA.

(c) At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time, shall be amended and restated in the form agreed by the Company and Parent prior to the effectiveness of the Registration Statement, and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company, until thereafter duly supplemented or amended in accordance with the terms thereof, the certificate of formation and the DLLCA.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Company Mergers (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The Parties may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. For the avoidance of doubt, the Closing and the First Effective Time shall occur after the completion of the Domestication.

2.8 Directors and Officers of Surviving Company.

(a) At the Second Effective Time, the initial managers of the Surviving Company shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s organizational documents.

(b) At the Second Effective Time, the officers of the Company identified on Schedule 2.9 shall become the initial officers of the Surviving Company, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent.

(a) At the Second Effective Time, Parent’s Board of Directors will consist of seven directors. The Company shall have the right to designate four directors (including one director designated as the initial “Chairperson”) and the remaining three directors shall be jointly designated by the Company and the Sponsor. At least a majority of the Board of Directors shall qualify as independent directors under Nasdaq or Approved Exchange rules, as applicable.

(b) The four individuals identified on Schedule 2.9(a) as directors shall be the directors of Parent designated by the Company; provided, that the Company may, replace any such individual with any other individual prior to the filing of the Registration Statement and Proxy Statement/Prospectus by notifying Parent in writing of such replaced individual and replacement individual. Within thirty (30) days of the date hereof, the Company and Parent shall jointly agree on the individuals designated as the remaining three directors, which shall include the individual identified on Schedule 2.9(b).

(c) The individuals identified on Schedule 2.9(c) as officers of Parent shall be the officers of Parent, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, in each case, as of immediately after the Second Effective Time.

2.10 Taking of Necessary Action; Further Action.

(a) If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Initial Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors of the Initial Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub I, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub II, the officers and directors of the Surviving Company are fully authorized in the name and on behalf of the Initial Surviving Corporation and Merger Sub II, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Capital Stock. All consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the First Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Initial Surviving Corporation. If, after the First Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Initial Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE COMPANY MERGERS

3.1 Effect of the Company Mergers.

(a) Effect of First Company Merger. At the First Effective Time, as a result of the First Company Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any shares of capital stock of any of them:

(i) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent, Merger Sub I or Merger Sub II (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the First Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ii) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a)(i) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Common Shares equal to: (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock as of immediately prior to the First Effective Time (the “Per Preferred Share Merger Consideration”).

(iii) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a)(i) and any Dissenting Shares) shall be converted into the right to receive a number of Parent Common Shares equal to the Conversion Ratio.

(iv) Effect on Company Capital Stock. At the First Effective Time, all shares of Company Capital Stock converted pursuant to Section 3.1(a)(ii) or Section 3.1(a)(iii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration.

(v) Conversion of Merger Sub I Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Initial Surviving Corporation.

(b) Effect of the Second Company Merger. At the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of any Party:

(i) Cancellation of Initial Surviving Corporation Capital Stock. Each share of capital stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and retired without any conversion thereof and will cease to exist.

(ii) Conversion of Merger Sub II LLC Interests. All limited liability company interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into an equal number of limited liability company interests of the Surviving Company, which shall constitute 100% of the outstanding equity of the Surviving Company, all of which shall be owned by Parent, which shall continue as the sole member of the Surviving Company, and the Surviving Company shall be classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes.

3.2 Treatment of Company Options, Company Convertible Notes and Company Warrants.

(a) Treatment of Options. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Options (whether vested or unvested) as necessary to provide that, at the First Effective Time, each Company Option shall be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (including expiration date, vesting conditions, and exercise provisions), the number of Parent Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time by the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of Company Common Stock of such Company Option divided by (ii) the Conversion Ratio (each a “Converted Stock Option”); provided, however, that the exercise price and the number of Parent Common Shares covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Sections 422 and 409A of the Code and the applicable regulations promulgated thereunder such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) Assumption of Converted Stock Options by Parent. At the First Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the First Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by Section 3.2(a) and Section 3.2(b) after giving effect to the First Company Merger). As soon as practicable following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the Parent Common Shares subject to the Converted Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Stock Options remain outstanding and are required to be registered.

(c) Treatment of Convertible Notes. Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Convertible Notes as necessary to provide that, at the First Effective Time, each Company Convertible Note shall be converted into the right to receive a number of Parent Common Shares equal to (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such Company Convertible Note as of immediately prior to the First Effective Time (the “Per Convertible Note Merger Consideration”).

(d) Effect on Convertible Notes. At the First Effective Time, all Company Convertible Notes converted pursuant to Section 3.2(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration.

(e) Treatment of Company Warrants. Prior to the Closing, the Company shall take all actions necessary to cause each Company Warrant outstanding immediately prior to the First Effective Time to be exercised on a “cashless” or “net” exercise basis into shares of Company Common Stock immediately prior to the First Effective Time, and each share of Company Common Stock so issued shall be converted into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(a)(iii).

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)(i)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive a portion of the Aggregate Merger Consideration to which such holder is entitled in accordance with Section 3.1(a)(ii), without interest thereon, upon transfer of such shares. The Company shall promptly provide Parent with written notice of any intent to dissent, demand for payment or any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the First Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. Prior to the First Effective Time, Parent and the Company shall enter into an agreement (the “Exchange Agreement”) in form and on terms and conditions reasonably acceptable to Parent and the Company, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the purpose of exchanging Company Common Stock held by the Company Stockholders for the Aggregate Merger Consideration. Immediately prior to the First Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders, for exchange in accordance with the Exchange Agreement and this ARTICLE III, the number of Parent Common Shares sufficient to deliver the Aggregate Merger Consideration payable pursuant to this Agreement (such Parent Common Shares, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement and the Exchange Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. Prior to the Closing Date and as promptly as practicable but following delivery of the Company Stockholder Written Consent in accordance with Section 7.2(a), the Company shall cause the Exchange Agent to deliver to each Company Stockholder represented by certificate or book-entry, a letter of transmittal together with a request to have such Company Stockholder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than five (5) Business Days prior to the Closing for use in exchanging such Company Stockholder’s shares of Company Common Stock for such Company Stockholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund in accordance with the Closing Consideration Spreadsheet, and which shall be in form and on terms and conditions reasonably acceptable to Parent and the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Aggregate Merger Consideration to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Stockholders for two years after the First Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the First Effective Time:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible;

(ii) the names of record of each holder of Company Options, and the exercise price, number of shares of Company Common Stock subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(iii) the name and address of record of each holder of Company Convertible Notes and the number of shares of Company Common Stock into which such Company Convertible Notes are convertible;

(iv) the names of record of each holder of Company Warrants, and the exercise price, number of shares of Company Capital Stock subject to each Company Warrant held by such holder (including, in the case of unvested Company Warrant, the vesting schedule, vesting commencement date, date fully vested);

(v) the number of Aggregate Fully Diluted Company Common Stock;

(vi) the aggregate number of shares subject to Company Options;

(vii) the aggregate number of shares subject to Company Convertible Notes;

(viii) the aggregate number of shares subject to Company Warrants;

(ix) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Conversion Ratio;

(C) the Per Preferred Share Merger Consideration;

(D) the specific portion of the Aggregate Merger Consideration payable to each Company Stockholder (including, for the avoidance of doubt, the Company Common Stock issuable to holders of Company Warrants);

(E) the Per Convertible Note Merger Consideration;

(F) for each Company Convertible Note outstanding immediately prior to the First Effective Time, (1) the outstanding principal amount (and accrued interest, if applicable) thereof, (2) the number of shares of Company Common Stock into which such Company Convertible Note is convertible, and (3) the portion of the Aggregate Merger Consideration payable in respect thereof;

(G) the Aggregate Exercise Price;

(H) for each Converted Stock Option, (1) the exercise price therefor and (2) the number of Parent Common Shares subject to such Converted Stock Option; and

(I) for each Company Warrant outstanding immediately prior to the First Effective Time, (1) the exercise price therefor and (2) the number of shares of Company Common Stock issuable upon cashless exercise thereof in accordance with Section 3.2(e).

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The Parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under ARTICLE III.

3.6 Adjustment. The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, subdivision, reverse stock split, consolidation, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Shares occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued.

3.7 [Reserved].

3.8 No Fractional Shares. No fractional Parent Common Shares, or certificates or scrip representing fractional Parent Common Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the First Company Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. No Company Stockholder shall be entitled to receive any fraction of a Parent Common Share and the number of Parent Common Shares to be received by such Company Stockholder shall be rounded down to the nearest whole number.

3.9 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

3.10 Withholding. The Parties shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code, Treasury Regulations, or any other applicable Law (as reasonably determined by the Parties). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Authority. The Parties shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any disclosure set forth in any schedule shall be deemed to qualify the section or subsection of this Article IV to which it corresponds and each other section or subsection of this Article IV to the extent the relevance of such disclosure to such other section or subsection is reasonably apparent on its face), the Company hereby represents and warrants to Parent, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company Group. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of each member of the Company Group, in each case as amended to the date hereof. The organizational documents of each member of the Company Group are in full force and effect. No member of the Company Group is in violation of its organizational documents, except any such violations that would not have or reasonably be expected to have a Material Adverse Effect.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Company Mergers, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Company Mergers, to receipt of the Company Stockholder Approval. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Company Mergers, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Company Mergers, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt this Agreement. Either (x) the affirmative vote of (A) Persons holding a majority (on an as-converted basis) of the voting power of the Company Stockholders and (B) Persons holding a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, who are present in person or by proxy at such meeting and voting thereon or (y) the affirmative written consent, signed by the Company Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action under clause (x) at a meeting at which all shares entitled to vote were present and voted, is required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Company Mergers and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority other than the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, any SEC, Nasdaq or Approved Exchange approval required to consummate the transactions contemplated hereunder, any filings, notices, approvals or waiting period expirations required under any applicable Laws as set forth on Schedule 4.3, and any such items the failure of which to obtain or make would not reasonably be expected to be material to the Company Group, taken as a whole, or materially impair or materially delay the Company’s ability to consummate the transactions contemplated hereby.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will, subject to receipt of the Company Stockholder Approval and the consents, approvals, notices, filings and other requirements set forth in Section 4.3 and except as set forth in Schedule 4.4, (a) contravene or conflict with the Company Charter or the Company Bylaws or the organizational documents of any Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, (c) require any consent, approval, waiver or notice under, constitute a default under or breach of, violate, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company Group or materially impair or materially delay the Company’s ability to consummate the transactions contemplated hereby.

4.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 1,250,000 shares of common stock, $0.0001 par value per share, and 87,629 shares of preferred stock, $0.0001 par value per share, of which 355,769 shares of Company Common Stock and 87,629 shares of Series A Preferred Stock of the Company are issued and outstanding. As of the date of this Agreement, there are (i) 380,000 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, (ii) options to purchase 257,064 shares of Company Common Stock are outstanding, and (iii) warrants to purchase 12,600 shares of Company Capital Stock are outstanding. Except as set forth on Schedule 4.5(a), no other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter and the Company Bylaws. No shares of Company Capital Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of each Company Option and Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Capital Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price, if any, and expiration date thereof and whether such Company Option is intended to qualify as an “incentive stock option”.

(b) Except as set forth on Schedule 4.5(a) or arising under the Equity Incentive Plan or the Company Support Agreement, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Charter or any Contract to which the Company is a party), (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable) or (vii) any stock appreciation, phantom stock or similar rights with respect to the Company.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share as determined by the Board of Directors of the Company in good faith on the date of such grant, and (iii) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of incorporation, formation or organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Except as set forth on Schedule 4.6, the Company does not own, directly or indirectly, any equity interest in any other Person. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance in all material respects with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens, restrictions on transfer arising under applicable securities Laws, and those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Corporate Records. All material proceedings occurring since January 1, 2022 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to material actions taken thereby that are required by Law, the Company Charter or the Company Bylaws, are accurately reflected in all material respects in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The shareholder ledger of the Company in the form maintained by the Company is true, correct and complete.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

4.9 Financial Statements.

(a) The Company has made available to Parent (i) the audited consolidated balance sheets of the Company as of December 31, 2025 and December 31, 2024, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2025 and December 31, 2024, including the notes thereto (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2026 and June 30, 2025 and the related statements of operations and cash flows for the three-month periods ended June 30, 2026 and June 30, 2025 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods indicated, except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, subject to normal year-end adjustments and the absence of footnotes. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since June 30, 2026 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) The Company Group has no material liabilities, debts or obligations of the type that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for (i) liabilities arising in the ordinary course of business consistent with past practice since the Balance Sheet Date, (ii) to the extent specifically disclosed, reflected or fully reserved for on the Balance Sheet, (iii) liabilities specifically set forth on Schedule 4.9(b), and (iv) liabilities arising under this Agreement, any Ancillary Agreement or incurred in connection with the transactions contemplated hereby or thereby.

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

4.10 Internal Accounting Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in all material respects in accordance with management’s general or specific authorizations, and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and to maintain accountability for the Company’s assets.

4.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, except as set forth on Schedule 4.11 or as expressly contemplated by this Agreement or any Ancillary Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Company Mergers, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.12 Properties; Title to the Company Group’s Assets.

(a) All items of material Tangible Personal Property as set forth on Schedule 4.12 are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company Group, taken as a whole.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the material tangible assets reflected on the Balance Sheet, except for assets sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practices since the Balance Sheet Date. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute, in all material respects, the assets necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted, assuming receipt of all consents, approvals, notices, filings and other requirements contemplated by this Agreement.

4.13 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company Group, any of the current officers or directors of the Company Group in their capacities as such, the Business, or any of the Company Group’s rights, properties or assets before any Authority that would reasonably be expected to be material to the Company Group, taken as a whole, or which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets that would reasonably be expected to be material to the Company Group, taken as a whole, or that would reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement. To the Knowledge of the Company, there is no pending investigation (or threatened material investigation), audit or examination by any Authority against the Company Group.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (other than any Plans and other than purchase orders, statements of work or similar instruments entered into in the ordinary course of business that do not materially modify the terms of a master agreement otherwise disclosed on Schedule 4.14(a)) (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $250,000 or more (other than Contracts entered into in the ordinary course of business consistent with past practices);

(ii) each Contract with any of the Top Customers or the Top Suppliers;

(iii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $500,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a material payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company or any Subsidiary is a party;

(v) all currently effective Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder, provided, however, that no Standard Contracts shall be required to be disclosed on Schedule 4.14(a)(vi), but shall constitute Material Contracts for purposes of this Agreement if they otherwise qualify;

(vii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (other than customary confidentiality, non-disclosure, non-solicitation, non-disparagement, assignment of work product or similar restrictions entered into in the ordinary course of business) (A) materially prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business or (B) materially prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area;

(viii) all Contracts that (A) grant to any Person any “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service, (C) require the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements for products or services from any Person, or any other similar provision, or (D) grant to any Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company Group in excess of $250,000 in any calendar year;

(ix) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any material service, product or Intellectual Property of the Company Group or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(x) all Contracts (other than Contracts entered into in the ordinary course of business consistent with past practices and other than indemnification or hold harmless provisions ancillary to commercial Contracts entered into in the ordinary course of business consistent with past practices) providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group;

(xi) all Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents, governing documents, Contracts relating to such Affiliate’s status as a Company Stockholder) between a member of the Company Group, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or shareholders of the Company or any of the Company’s Subsidiaries, or, to the knowledge of the Company, a member of the immediate family of the foregoing Persons, on the other hand;

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $200,000 per year;

(xiii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company of any of its Subsidiaries (other than the organizational or constitutive documents of the Company or its Subsidiaries, the Company Support Agreement or any Ancillary Agreement);

(xiv) all Contracts not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $250,000 per the terms of such contract, other than payment for goods or services already provided;

(xv) all contracts and agreements with any Authority that involve aggregate payments to or by the Company Group reasonably expected to exceed $250,000 (other than purchase orders entered into in the ordinary course of business consistent with past practices);

(xvi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $500,000 or greater;

(xvii) all material Contracts that, to the Knowledge of the Company, may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xviii) all Contracts under which any benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xix) any outstanding written commitment to enter into any Contract of the type described in clauses (a) through (xviii) of this Section 4.14(a).

(b) Each Material Contract is (i) a valid and binding agreement of the applicable member of the Company Group, and to the Knowledge of the Company, each other party thereto, (ii) in full force and effect and (iii) enforceable by and against the applicable member of the Company Group and, to the Knowledge of the Company, each counterparty that is party thereto in accordance with its terms, subject, in the case of this clause (iii), to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect with respect to the Company Group, taken as a whole, (w) neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (x) each member of the Company Group has performed in all respects all respective obligations required to be performed by it to date under each Material Contract, (y) no member of the Company Group has received any written claim or written notice of termination or breach of or default under any such Material Contract that remains unresolved, and (z) to the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by a member of the Company Group or any other party thereto (in each case, with or without notice or lapse of time or both).

(c) Each member of the Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Material Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Material Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a true, complete and correct list of each material Permit held by a member of the Company Group that is required under applicable Law to permit the Company Group to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to carry out or conduct the Business as currently conducted, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company Group, taken as a whole. The Company Group holds all Permits necessary to operate the Business as currently conducted, and each such Permit is in full force and effect except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company Group, taken as a whole. No member of the Company Group is in material breach or violation of, or material default under, any such Permit. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any such Permit. There is no pending or, to the Company’s Knowledge, threatened material Action, investigation or disciplinary Proceeding by or from any Authority against any member of the Company Group involving any such Permit.

4.16 Compliance with Laws. Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since January 1, 2024, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2024, no Action is pending, or to the Knowledge of the Company, threatened, alleging any such material violation or noncompliance by the Company. Since January 1, 2024, the Company has not been given written or, to the Company’s Knowledge, oral notice of any material violation of any Law or any judgment, order or decree entered by any Authority.

4.17 Intellectual Property.

(a) (i) Except as set forth on Schedule 4.17(b), the Company or one of its Subsidiaries possesses and is the sole and exclusive owner of all right, title, and interest in and to each item of Company Owned IP, and owns or has a valid license to use all other Intellectual Property and IT Systems used or practiced (or held for use or practice) in or necessary for the conduct of the Business, in each case, free and clear of any Liens (except for Permitted Liens) and (ii) the Company or one of its Subsidiaries has a valid right and license to use all Company Licensed IP. None of the foregoing (i) – (ii) will be adversely affected in any material respect by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all (i) Registered Owned IP; (ii) Domain Names constituting Company Owned IP; and (iii) all social media handles constituting Company Owned IP and material unregistered Trademarks, in each case, accurately specifying as to each of the foregoing, as applicable: (A) in the case of Registered Owned IP, the filing number, issuance or registration number, or other identifying details; (B) the owner and any other person other than the Company Group that has an ownership interest and the nature of such other person’s ownership interest; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) the status and expiration date and (E) any liens or security interests that apply.

(c) (i) All Registered Owned IP material for the Business is subsisting, and, to the Knowledge of the Company, valid and enforceable; (ii) each item of Registered Owned IP material for the Business is and has been at all times prosecuted, recorded, filed, and maintained, as applicable, in all material respects in compliance with applicable Law or the rules of the applicable registrar, and none of the Registered Owned IP material for the Business has been cancelled, abandoned, rejected, repudiated or otherwise terminated other than in the ordinary course of business; (iii) no Registered Owned IP material for the Business is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent Proceeding, and no such Proceeding has been threatened in writing with respect thereto; (iv) in the past six years, there have been no claims filed, served or threatened in writing, or orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Owned IP material for the Business; and (v) all registration, maintenance and renewal fees currently due in connection with any Registered Owned IP material for the Business have been paid in all material respects and all documents, recordations and certificates in connection therewith have been filed with the Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) (i) The use of the Company Owned IP, and the conduct of the Business (including the manufacturing, development, marketing, licensing, sale, use, or distribution of the Company’s products and services) have not in the past three years infringed, misappropriated, or otherwise violated and do not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person and no member of the Company Group has any current outstanding liability for any of the foregoing and (ii) there is no Action pending (and in the past six years, there have been no claims filed, served or threatened in writing, or orally threatened, against any member of the Company Group) either (x) alleging any conflict with, infringement, misappropriation, unauthorized use, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property), or (y) challenging the use, ownership, validity or enforceability of any Company Owned IP, and in each case, no member of the Company Group knows of any valid basis therefor.

(e) (i) To the Knowledge of the Company, in the past six years no third Person has conflicted with, infringed, misappropriated, used without authorization, or otherwise violated any Company Owned IP, (ii) in the past six years the Company Group has not filed, served, or threatened a third Person in writing with any claims alleging any conflict with, infringement, misappropriation, use without authorization, or other violation of any Company IP, (iii) there are no Actions pending that involve a claim against a third Person by the Company Group alleging infringement, misappropriation, use without authorization, or other violation of Company IP and (iv) the Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any Company IP by any member of the Company Group.

(f) Each past and present employee, agent, consultant, and contractor who is or who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of any member of the Company Group or any predecessor in interest thereto has executed a valid and enforceable written form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person has validly and presently assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable) (or, to the Knowledge of the Company, all such rights, title and interest have vested or will vest in the Company or one of its Subsidiaries by operation of Law).

(g) Each past and present employee, agent, consultant, and contractor having access to Trade Secrets or other confidential or non-public information of the Company Group have entered into agreements with the Company Group under which such Person is obligated to maintain the confidentiality of the Company Group’s confidential information and other Trade Secrets. To the Knowledge of the Company, no party thereto is in default or breach of such confidentiality obligations.

(h) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Registered Owned IP material to the Business that adversely affects the Company Group’s rights in such Intellectual Property. The Company is not part of any standards group which would require sharing Registered Owned IP material to the Business with members of the standards group.

(i) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(j) (i) Except with respect to the agreements listed on Schedule 4.14(a)(vi), the Company Group is not obligated under any material Contract to make any material payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(k) The Company Group has taken commercially reasonable steps to maintain, protect and enforce the secrecy, confidentiality and value of all material Trade Secrets held by them or otherwise used in the Business (including all source code for Company Software and all proprietary AI/ML), in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. To the Knowledge of the Company, no such Trade Secret has been disclosed by the Company Group to any third Person other than pursuant to the terms of a valid, written confidentiality agreement with such Person that (i) obligates such Person to maintain the confidentiality thereof, (ii) imposes perpetual confidentiality obligations with respect to Trade Secrets, and (iii) is in full force and effect, not breached, and legally enforceable by the Company Group.

(l) No Company Owned IP material to the Business is subject to any technology or source code escrow arrangement or obligation. No person other than the Company Group (and its employees and contractors bound by reasonable confidentiality obligations and who have a need-to-know) has been granted by the Company Group an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of the source code of the Company Software material to the Business, or will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. To the Knowledge of the Company, the Company Group is in actual possession and control of the source code of Company Software material to the Business and all related documentation and materials.

(m) In the past three years, the Company Group has complied in all material respects with all (i) applicable Data Protection Laws, (ii) Contracts to which the Company is a party regarding the Processing, privacy, security, and confidentiality of Personal Information; and (iii) policies and notices regarding the Processing of Personal Information established by the Company Group regarding the operation of the business as currently conducted (the “Privacy Policies” and, collectively (i)-(iii) the “Privacy Obligations”) that are made available to all visitors to the Sites. For purposes of this subsection (m), “Sites” shall mean, any websites or applications made available by the Company Group to the general public. The Privacy Policies accurately describe the Company Group’s collection, disclosure and use of Personal Information in all material respects, and materially comply with all applicable Data Protection Laws. In the past three years, none of the marketing materials and/or advertisements provided by the Company Group have been in material violation of applicable Data Protection Laws.

(n)  Since January 1, 2024, there have been no written complaints, audits, Proceedings, investigations, or claims pending or that have been made against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by the Company Group or relating to Security Incidents. The Company Group (i) has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect the confidentiality, integrity and availability of all Personal Information Processed or maintained by the Company Group and confidential information, including from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) except as would not be material to the Company Group, requires by written contract all third party providers who Process Personal Information on the Company Group’s behalf to implement commercially reasonable security and adequate policies consistent with applicable Data Protection Laws. In the past three years, the Company Group has not experienced any unauthorized access, use, disclosure or modification of Personal Information maintained by the Company Group (a “Security Incident”). To the Knowledge of the Company, in the past three years, no service provider (in the course of providing services for or on behalf of the Company Group) has suffered any material Security Incident relating to its Processing of Personal Information on the Company Group’s behalf, and each such service provider is in compliance with the terms of its Contracts with the Company Group in all material respects.

(o) The execution, delivery and performance of this Agreement, including the transfer of any material Personal Information and the consummation of the transactions contemplated hereby materially comply with all Data Protection Laws. Except as would not be material to the Company Group, the Company Group has all necessary authority and lawful basis, and has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by all Data Protection Laws.

(p) The Company Information Systems and Company Software and all Software that is used by the Company Group, to the Knowledge of the Company, are free of all viruses, worms, keylogger software, “time bombs,” “back doors,” “trap doors,” Trojan horses and other material known contaminants and do not contain any bugs, errors, faults, malicious code, disabling devices, or problems of a material nature that would disrupt their operation or have an adverse impact on the functionality of or permit unauthorized access to or to disable or otherwise harm any computer, Software or other IT Systems. None of the Company Software is subject to any Copyleft Licenses. To the Knowledge of the Company, the Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has used commercially reasonable efforts to maintain the confidentiality of the source code and confidential system documentation relating to all Company Software, including proprietary AI/ML, material to the Business.

(q) The Company Information Systems constitute all IT Systems used in or necessary for the operation of the Business of the Company Group. The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with the Company’s internal standards as well as its contractual obligations to other Persons (including any applicable warranties or other user instructions from vendors), commercially reasonable security, and adequate policies and procedures regarding the performance, security, confidentiality, availability, and integrity of the Company Information Systems from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse. To the Knowledge of the Company, there has been no material breach, intrusion, unauthorized access to or use of the Company Information Systems or other security incident that has impacted the integrity or availability of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business, in each case, in the past three years. The Company Information Systems and Company Software (i) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business and perform in all material conformance with their documentation and functional specifications, (ii) operate and perform in all material respects as currently required to conduct and operate the Business; and (iii) are free from any material software defect. Aside from the outages described in Schedule 4.17(q), there are currently no known and unresolved malfunctions, misconfigurations, vulnerabilities, or failures with respect to any Company Information System that has had a material effect on the operations of the Company Group. The Company Group has implemented commercially reasonable backup, anti-virus, malware protection, server patch, intrusion detection, and disaster recovery technology, policies and procedures and all other security and incident detection and response measures (including commercially reasonable access control protocols and capabilities for proprietary AI/ML).

(r) The Company Group maintains commercially reasonable access control protocols and capabilities that secure access to the Company AI Products and the material Data owned or controlled by the Company Group and used to train, teach, or improve any Company AI Product and there has been, to the Knowledge of the Company, (A) no unauthorized access to the Company Software used in a Company AI Product, or to such Data used to train, teach, or improve any Company AI Product; (B) no unauthorized access to the IT Systems owned or controlled by the Company Group and used in the development, improvement or operation of Company AI Products; and (C) no notice received by the Company alleging use of any Company AI Product by a third party to engage in unlawful activity. The Company AI Products and, to the Knowledge of the Company, other material AI/ML used (or held for use) by the Company Group in the Business do not permit or cause unauthorized access to, or disruption, impairment, modification, recordation, misuse, transmission, disablement or destruction of any Software, Data, systems or other materials.

(s) The Company Group maintains, to the extent within the Company Group’s possession or control, a technical description of any neural networks owned or controlled by the Company Group and used in or with any Company AI Products that is sufficiently detailed so that the neural network can be modified, debugged and improved from time to time by programmers skilled in the development of AI/ML. To the Knowledge of the Company, for each Company AI Product that is used to make (or facilitate the making of) decisions, the Company Group has materially complied with all the Laws applicable to such Company AI Product.

(t) The Company Group is in material compliance with commercially reasonable policies and procedures adopted by the Company Group and applicable to the Business relating to the ethical or responsible use of AI/ML. There has been, to the Knowledge of the Company, (i) no material non-compliance alleged in writing against the Company Group with any such policies or procedures challenging the Company Group’s ethical use of AI/ML; (ii) no material failure alleged in writing against the Company Group of a Company AI Product failing to satisfy the ethical or responsible use requirements or guidelines specified in any such policies or procedures; (iii) no written complaint, claim, Proceeding or litigation against the Company Group alleging that training Data used in the development, training, improvement or testing of any Company AI Product was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and to the Knowledge of the Company, no report, finding or impact assessment received in writing by the Company Group from any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation; and (iv) no written request to the Company Group from regulators or legislators concerning any Company AI Product or its proprietary AI/ML.

(u) The Company Group has complied in all material respects with all license terms by which it is bound and that are applicable to material third-party Data used by the Company Group to train, teach or improve any proprietary AI/ML that is owned by the Company Group and material to the Business.

4.18 Employees; Employment Matters.

(a) The Company has made available to Parent or its counsel a true, correct and complete list of each person currently employed by the Company Group and each such person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, base or hourly wage or other compensation rate (as applicable), commission, bonus or other incentive opportunity, leave status and accrued vacation and paid-time-off as of the date such schedule was made available (which date shall be within 10 days of the date of this Agreement).

(b) The Company has made available to Parent or its counsel a true, correct and complete list of each person currently engaged by the Company Group as a consultant or an independent contractor, such person’s principal location of engagement, date of retention, and the compensation arrangement for the person as of the date such schedule was made available (which date shall be within 10 days of the date of this Agreement). The Company Group has, since January 1, 2024, to the Knowledge of the Company, properly classified all current service providers as either self-employed, employees or independent contractors and as exempt or non-exempt, in each case in all material respects and has made all necessary filings required under applicable employment and labor Laws in connection with services provided by, and compensation paid to, such service providers in all material respects.

(c) The Company Group is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company Group or any of its Subsidiaries are represented by any labor union or other labor organization, and, since January 1, 2024, to the Knowledge of the Company, there has been no activities or proceeding by a labor union or other labor organization seeking to organize any employees of the Company Group and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened in writing against the Company Group, and, since January 1, 2024, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout, grievance or labor dispute or similar activity in respect of the business of the Company Group that may, individually or in the aggregate, interfere in any material respect with the respective business activities of the Company.

(d) There are no pending or, to the Knowledge of the Company, threatened in writing material Actions against the Company Group (including, without limitation, any such Actions under any worker’s compensation policy or long-term disability policy) by any of its current or former employees, independent contractors or job applicants. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened in writing before any applicable Authority relating to employees of the Company Group. Since January 1, 2024, the Company Group has been in compliance in all material respects with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(e) The Company Group is, and since January 1, 2024, has been, to the Knowledge of the Company, in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, benefits continuation, and the collection and payment of withholding or social security Taxes.

(f) Schedule 4.18(f) discloses each individual who is employed by the Company pursuant to a visa and the expiration date of such visa.

(g) To the Knowledge of the Company, no Key Employee is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No Key Employee has given notice (written or oral) of his or her definite intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice (written or oral) of the termination of the employment of any of the foregoing.

(h) Since January 1, 2024, the Company Group has not received written notice of any material claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened in writing.

(i) As of the date hereof and since January 1, 2024, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group, nor have there been any related charges, fines, or penalties, and the Company Group has been in compliance in all material respects with OSHA.

(j) All employees of the Company Group are legally authorized to work in the location in which they work, and the Company Group maintains accurate records concerning all I-9 filings for employees working in the United States in compliance in all material respects with applicable Law.

4.19 Withholding. Except as disclosed on Schedule 4.19, all reasonably anticipated obligations of the Company Group with respect to employees of the Company Group for salaries, wages, bonuses, vacation pay and paid time off that are due and payable, or required to be accrued in accordance with the Company Group’s policies and applicable Law, to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or accrued on the Company Financial Statements prior to the Closing Date.

4.20 Employee Benefits.

(a) Schedule 4.20(a) sets forth a correct and complete list of all material Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) a written description of such Plan if such Plan is not set forth in a written document; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the IRS regarding the tax-qualified status of such Plan; (vi) the most recent written results of all required compliance testing since January 1, 2024; and (vii) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Authority received in the last three years with respect to any Plan.

(b) No Plan is or has at any time been (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of the Code or ERISA), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (v) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider. Neither the Company nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan or has withdrawn at any time since January 1, 2024 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could reasonably be expected to cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened material Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered, maintained and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree or post-employment health, disability, life insurance or other welfare benefits and no member of the Company Group has any obligation to provide such benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Except as set forth on Schedule 4.20(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all respects in documentary compliance with, and has been administered in all respects in compliance with, Section 409A of the Code.

(i) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (“Non-U.S. Plans”) are listed on Schedule 4.20(j). All Non-U.S. Plans comply in all material respects with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and if they are intended to qualify for special tax treatment, meet all requirements for such treatment. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Non-U.S. Plan.

4.21 Real Property.

(a) The Company Group does not own nor has it ever owned, or otherwise have an interest in, any Real Property, other than pursuant to the Leases. The Leases are the only Contracts pursuant to which the Company leases, subleases or otherwise occupies any Real Property. The Company Group has made available to Parent, Merger Sub I and Merger Sub II accurate and complete copies of all Leases. The Company Group has good, valid and subsisting leasehold interests in all the Real Property it Leases, which Real Property consists of the research, manufacturing, and office facilities described on Schedule 4.21, free and clear of all Liens other than Permitted Liens, Liens of mortgagees made by the owners of the Real Property and Liens arising under the applicable Lease. The Company Group has not materially breached or violated any local zoning ordinance, and no written notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect, subject to the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid in all material respects; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no material default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Company Group thereunder or by the counterparty thereunder; (vii) to the Company’s Knowledge, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) the Company Group has not exercised early termination options, if any, under any such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees made by the owners of the Real Property on which such leasehold estate is located, Liens arising under the applicable Lease or other Permitted Liens. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased Real Property subject to such Leases, none of which is subleased or assigned to another Person. Each Lease is a lease of all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company does not owe any brokerage commission with respect to any Real Property. To the Company’s Knowledge, there is no condemnation or similar Proceeding pending or threatened with respect to any Real Property leased by the Company Group or any portion thereof.

4.22 Taxes. Except as set forth on Schedule 4.22,

(a) The Company and each of its Subsidiaries have duly and timely filed all income and other material Tax Returns which are required to be filed by it, and have paid all material Taxes (whether or not shown on such Tax Returns) which have become due, and all such Tax Returns of the Company and each of its Subsidiaries are true, correct and complete and accurate in all material respects.

(b) There is no Action, assessment, deficiency or proposed adjustment relating to Taxes that has been asserted or assessed, or that is pending or proposed in writing, by any Authority against any member of the Company Group that remains unresolved or unpaid.

(c) No statute of limitations in respect of the assessment or collection of any Taxes of any member of the Company Group has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect.

(d) Each member of the Company Group has duly withheld or collected and paid over to the applicable Taxing Authority in a timely manner all material Taxes required to be withheld or collected by such member of the Company Group in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(e) Each member of the Company Group has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by such member of the Company Group.

(f) No member of the Company Group has requested any letter ruling, technical advice, a change of any method of accounting, or any similar request that is in progress or pending with any Authority with respect to any Taxes.

(g) There is no Lien (other than Permitted Liens) for Taxes upon any of the assets of any member of the Company Group.

(h) No member of the Company Group has received any written request from a Taxing Authority in a jurisdiction where a member of the Company Group has not paid any Tax or filed Tax Returns asserting that a member of the Company Group is or may be subject to Tax in such jurisdiction. To the knowledge of the Company, no member of the Company Group has, or could reasonably be considered to have, a permanent establishment (within the meaning of any applicable Tax treaty) or other fixed place of business in any jurisdiction other than a jurisdiction in which such member is organized, tax resident, or otherwise subject to Tax on a net income basis.

(i) No member of the Company Group is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business the principal purpose of which is not related to Taxes).

(j) No member of the Company Group has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes (other than a group the common parent of which was the Company or any of its Subsidiaries).

(k) No member of the Company Group has any liability for the Taxes of any other Person (other than the Company Group): (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law.

(l) No member of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No member of the Company Group has been a party to any “listed transaction” or failed to report any “reportable transaction” as such terms are defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) and as such reporting is required pursuant thereto.

(n) No member of the Company Group has been a party to any transaction treated by the Parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(o) No member of the Company Group is a “controlled foreign corporation” as defined in Section 957 of the Code or is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p) No member of the Company Group will be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open transaction disposition made on or before the Closing Date; (iv) any prepaid amount or deferred revenue realized or received on or before the Closing Date; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (vi) election under Section 965 of the Code.

(q) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. Schedule 4.22(q) sets forth the U.S. federal income tax classification of each Subsidiary of the Company.

(r) No member of the Company Group is aware of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), and has not knowingly taken or agreed to take any action (or failed to take any action), that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Company Mergers from qualifying for the Mergers Intended Tax Treatment.

(s) Less than fifty percent (50%) of the value of the Company’s total assets (after excluding cash, cash items (including receivables), and government securities for purposes of computing total assets) consists of stock or securities (within the meaning of Section 368(a)(2)(F)(vii) of the Code). For purposes of this representation, any stock and securities of any Subsidiary of the Company is disregarded and the Company is deemed to own its ratable share of such Subsidiary’s assets. The Company is not otherwise an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.23 Environmental Laws. The Company Group has complied in all material respects and is in material compliance with all Environmental Laws, and there are no material Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (i) received any written notice of any alleged material claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) to the Knowledge of the Company, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material, arranged for the disposal, discharge, storage or release of any Hazardous Material or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity, other than pursuant to Leases or commercial Contracts entered into in the ordinary course of business. To the Knowledge of the Company, there are no Hazardous Materials in, on or under any properties currently leased or operated by the Company Group that could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.24 Finders’ Fees. Except as set forth on Schedule 4.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its respective Affiliates who might be entitled to any fee or commission for which the Company Group, Parent, Merger Sub I, Merger Sub II or any of its respective Affiliates would be liable upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.25 Directors and Officers. Schedule 4.25 sets forth a true, correct and complete list of all directors and officers of the Company and each Subsidiary as of the date of this Agreement.

4.26 Certain Business Practices.

(a) The Company currently is and has at all times been, in material compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (v) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Defense’s 1260H List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Cuba, Iran, North Korea, Russia, and Sudan; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement Proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Anti-Money Laundering Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or Proceeding.

4.27 Insurance. Schedule 4.27 sets forth a true, correct and complete list of all material policies or binders of insurance owned or held by and insuring the Company Group, and such policies are in full force and effect. All premiums due and payable with respect to such policies covering all periods up to and including the Closing Date have been paid. No member of the Company Group has received notice of cancellation or termination with respect to any such policy, other than any such policy that has been replaced on substantially similar terms prior to the date of such cancellation or termination. There is no material claim by the Company Group pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. No member of the Company Group is in material default under any such policy. The insurance policies to which the Company Group is a party are sufficient for compliance in all material respects with the insurance requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. No member of the Company Group has any material self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of any member of the Company Group other than pursuant to commercial Contracts in the ordinary course of business consistent with past practice made available to Parent.

4.28 Related Party Transactions. Except as set forth in Schedule 4.28 or as contemplated by this Agreement, and except for employment agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents, governing documents, indemnification arrangements, benefit plans, compensation arrangements and expense reimbursement arrangements entered into in the ordinary course of business, no Affiliate of the Company or any of its Subsidiaries, Company Stockholder holding 5% or more of the Company Capital Stock, current director, manager or officer of any member of the Company Group or, to the Knowledge of the Company, any immediate family member or Affiliate of any of the foregoing (a) is a party to any material Contract, or has otherwise entered into any material transaction, understanding or arrangement, with a member of the Company Group, (b) owns any material asset, property or right, tangible or intangible, which is used by a member of the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to a member of the Company Group since January 1, 2024.

4.29 No Trading or Short Position. Neither the Company Group, nor, to the Knowledge of the Company, any of their respective directors, managers, officers or employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities.

4.30 Exchange Act. No member of the Company Group is currently (nor has any member of the Company Group previously been) subject to the requirements of Section 12 of the Exchange Act.

4.31 Top Customers and Top Suppliers.

(a) Schedule 4.31(a) sets forth, as of the date of this Agreement, the top 10 customers based on aggregate dollar value of the Company Group’s transaction volume with such counterparty (a “Top Customer”) and the top 10 vendors of the Company Group based on aggregate spend with such counterparty (a “Top Supplier”), in each case, during the twelve-month period ending December 31, 2025.

(b) Except as set forth in Schedule 4.31(b), none of the Top Customers or Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the Knowledge of the Company, has threatened in writing to, terminate, cancel or materially limit or materially and adversely modify any of its existing business with a member of the Company Group (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Customers or Top Supplier is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against a member of the Company Group or their respective businesses.

4.32 No Additional Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Schedules), neither the Company nor any other Person has made or is making any representation or warranty (express, implied or otherwise) with respect to the Company, the Company Group, or their respective businesses, operations, assets, liabilities or condition (financial or otherwise), whether in connection with the transactions contemplated by this Agreement or otherwise, and the Company hereby disclaims any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV, neither the Company nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to any Parent Party or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or its Subsidiaries or their respective businesses, or (ii) any oral or written information made available or otherwise presented to any Parent Party or any of its Affiliates or Representatives, whether in the course of their due diligence investigation of the Company, the negotiation of this Agreement, or in the course of the transactions contemplated hereby or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent on the face of such disclosure, but excluding any risk factor disclosures or other similar cautionary, forward-looking, predictive or generic statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent, Merger Sub I and Merger Sub II (the “Parent Parties”) hereby represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

5.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub I and Merger Sub II do not hold and have not held any material assets or incurred any material liabilities, and have not conducted any business activities other than in connection with the Company Mergers. Each of the Parent Parties has all requisite power and authority, corporate and otherwise, to own, lease and operate its properties and assets and to carry on its business as presently conducted.

5.2 Merger Subs. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding equity interests of Merger Sub I and Merger Sub II, free and clear of all Liens other than transfer restrictions under applicable securities Laws and their respective organizational documents.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Domestication and the Company Mergers, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Domestication and the Company Mergers, the receipt of the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. Approval of (i) the Parent Certificate of Incorporation and Parent Bylaws requires a special resolution under Cayman Islands Law, being an affirmative vote of the holders of at least two-thirds of the outstanding Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Articles), (ii) this Agreement, the Domestication, the Company Mergers, the Issuance Proposal, the New Incentive Plan Proposal, the Board Proposal and the Adjournment Proposal are subject to the passing of, in each case, an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Articles), (iii) the Domestication, a special resolution of the holders of the Parent Ordinary Shares, and (iv) with respect to any other proposal proposed to the holders of Parent Ordinary Shares, the requisite approval required under the Parent Articles, the Cayman Companies Act or any other applicable Law, in each case, at Parent’s Shareholder Meeting. The affirmative vote or written consent of the sole stockholder of Merger Sub I is the only vote of the holders of any of Merger Sub I’s capital stock necessary to adopt this Agreement and approve the Company Mergers and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole member of Merger Sub II is the only vote of the holders of any of Merger Sub II’s equity interests necessary to adopt this Agreement and approve the Company Mergers and the consummation of the other transactions contemplated hereby.

5.4 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication and the Parent Certificate of Incorporation, (c) filings required to be made with the Cayman Registrar in connection with the Domestication, (d) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, (e) any filings, notices, approvals or waiting period expirations required under any applicable Laws as set forth on Schedule 5.4.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or any Ancillary Agreement to which such Parent Party is or will be a party or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, or (c) require any consent, approval, waiver or notice under, constitute a default under or breach of, or give rise to any right of termination, cancellation, amendment or acceleration under, any material Contract to which any Parent Party is a party, except, in the case of clause (c), as would not reasonably be expected to be material to the Parent Parties, taken as a whole, or materially impair or materially delay any Parent Party’s ability to consummate the transactions contemplated hereby.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties, the Sponsor or any of their respective Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates for which any member of the Company Group, any Parent Party or the Surviving Company would be liable upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7 Issuance of Shares. The Aggregate Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) The authorized share capital of Parent is US$20,100 divided into 200,000,000 Parent Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of which 17,723,333 Parent Ordinary Shares (inclusive of Parent Ordinary Shares included in any outstanding Parent Units), and no preference shares are issued and outstanding. In addition, 6,646,250 Parent Warrants (inclusive of Parent Warrants included in any outstanding Parent Units), exercisable for 6,646,250 Parent Ordinary Shares, are issued and outstanding. No other share capital or other voting securities of Parent are issued, reserved for issuance or outstanding, other than Parent Ordinary Shares reserved for issuance upon exercise of the Parent Warrants and any securities issuable upon conversion of any working capital loans in accordance with the Parent SEC Documents. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent Articles, other organizational documents of Parent or any contract to which Parent is a party or by which Parent is bound. All outstanding Parent Warrants have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent Articles, other organizational documents of Parent or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Articles, the Parent Warrant Agreement, the Trust Agreement, the Parent SEC Documents or hereunder, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or any share capital of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, Parent Common Shares and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitutive documents of Parent.

(b) Merger Sub I is authorized to issue 100 shares of common stock, par value $0.0001 per share (“Merger Sub I Common Stock”), all of which are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub I are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub I Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub I’s organizational documents or any contract to which Merger Sub I is a party or by which Merger Sub I is bound. There are no outstanding contractual obligations of Merger Sub I to repurchase, redeem or otherwise acquire any shares of Merger Sub I Common Stock or any equity capital of Merger Sub I. There are no outstanding contractual obligations of Merger Sub I to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) All of the membership interests of Merger Sub II issued and outstanding as of the date hereof are beneficially held (and held of record), directly or indirectly, by Parent. No other equity interests or voting securities of Merger Sub II are issued, reserved for issuance or outstanding. All issued and outstanding membership interests of Merger Sub II are duly authorized and validly issued and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, Merger Sub II’s organizational documents or any contract to which Merger Sub II is a party or by which Merger Sub II is bound. There are no outstanding contractual obligations of Merger Sub II to repurchase, redeem or otherwise acquire any membership interests of Merger Sub II or any other equity interests of Merger Sub II. There are no outstanding contractual obligations of Merger Sub II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion, or for mailing with, the Registration Statement, Proxy Statement/Prospectus or other Offer Documents will, (a) when the Registration Statement is first filed, (b) on the effective date of the Registration Statement, (c) on the date when the Proxy Statement/Prospectus is mailed to Parent’s shareholders and (d) at the time of the Parent Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the Registration Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has approximately $130,000,000 (including, if applicable, any Deferred Underwriting Commissions being held in the Trust Account) in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of February 11, 2026, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified except as set forth in the Parent SEC Documents. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Parent Ordinary Shares pursuant to the Parent Articles or the underwriters of the IPO) to any portion of the proceeds in the Trust Account. The funds held in the Trust Account are not subject to any Lien or claim, other than as set forth in the Trust Agreement and the Parent Articles. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. Since February 11, 2026, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Second Effective Time, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Second Effective Time, no shareholder of Parent shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Ordinary Shares for redemption pursuant to the Parent Articles.

5.11 Listing. The issued and outstanding Parent Units sold in the IPO are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PAACU.” The issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PAAC.” The issued and outstanding Parent Warrants included in the Parent Units sold in the IPO are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PAACW.” Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq and has not received any written notice from Nasdaq of any material non-compliance with such rules or regulations that remains unresolved. As of the date of this Agreement, there is no Action or Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Ordinary Shares, or the Parent Warrants or prohibit, suspend, delist or terminate the listing of the Parent Units, the Parent Ordinary Shares, or the Parent Warrants on Nasdaq or prohibit the transfer of the listing to an Approved Exchange. None of Parent, Merger Sub I, Merger Sub II or their respective Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Ordinary Shares, or the Parent Warrants under the Exchange Act except as contemplated by this Agreement.

5.12 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) approved the execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements to which Parent is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the Domestication and the Company Mergers, (ii) declared the advisability of the transactions contemplated by this Agreement, (iii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent, (iv) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (v) recommended that Parent’s shareholders adopt and approve each of the Parent Proposals (“Parent Board Recommendation”). The Parent Board Recommendation has not been withdrawn, rescinded or modified and remains in full force and effect.

(b) Merger Sub I’s board of directors has, as of the date of this Agreement, unanimously (i) approved the execution, delivery and performance by Merger Sub I of this Agreement and the Ancillary Agreements to which Merger Sub I is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the Company Mergers, (ii) declared the advisability of the transactions contemplated by this Agreement and (iii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

(c) Merger Sub II’s managers have, as of the date of this Agreement, unanimously (i) approved the execution, delivery and performance by Merger Sub II of this Agreement and the Ancillary Agreements to which Merger Sub II is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the Company Mergers, (ii) declared the advisability of the transactions contemplated by this Agreement and (iii) determined that the transactions contemplated hereby are in the best interests of its sole member.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use reasonable best efforts to timely file or furnish all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, as they have been amended, revised or superseded by a later filing, the “Parent SEC Documents”).

(b) Parent SEC Documents complied, and the Additional Parent SEC Documents will comply, in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is amended, revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion in the Registration Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained Books and Records of Parent in the ordinary course of business in accordance with GAAP in all material respects and other applicable legal and accounting requirements.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(g) Except as disclosed in the Parent SEC Documents, Parent has not received any written complaint, allegation, assertion or claim regarding (i) any “significant deficiency” in the internal controls over financial reporting of Parent, (ii) any “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(h) As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(i) Parent has no off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K) that are not disclosed in the Parent SEC Documents.

5.14 Absence of Certain Changes(a) . Except as expressly contemplated by this Agreement, as of the date of this Agreement: (a) since its formation, Parent has conducted no business other than its formation, the public offering of its securities (and the related private placements), public reporting under the Exchange Act, its search for an initial business combination as described in the prospectus relating to the IPO (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities; (b) since February 13, 2026, there has not been any Material Adverse Effect in respect of Parent; and (c) Parent has not taken any action that would constitute a material breach of any of the covenants set forth in Section 6.1 applicable to Parent if such action were taken after the date hereof without the consent of the Company.

5.15 Licenses and Permits(a) . Each of the Parent Parties holds all material Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permits or for such Permits to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to Parent.

5.16 Properties(a) . None of the Parent Parties owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Except as disclosed in the Parent SEC Documents, none of the Parent Parties owns or leases any real property or material personal property.

5.17 Employees and Employment Matters(a) . None of the Parent Parties (a) has any paid employees or (b) maintains, sponsors, contributes to or otherwise has any liability under any employee benefit plan (as defined in Section 3(3) of ERISA) or any other compensation or benefit plan, program, agreement or arrangement.

5.18 Material Contracts.

(a) Except as disclosed in the Parent SEC Documents, other than this Agreement and the Ancillary Agreements, there are no Contracts to which any Parent Party is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $250,000, (ii) may not be cancelled by such Parent Party on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of a Parent Party as its business is currently conducted, or restricts in any material respect the ability of any Parent Party to engage in business as currently conducted by it or compete with any other Person (each, a “Parent Material Contract”). All Parent Material Contracts have been filed with the SEC or otherwise made available to the Company.

(b) With respect to each Parent Material Contract: (i) such Parent Material Contract is legal, valid, binding and enforceable in all material respects against the applicable Parent Party and, to the Knowledge of Parent, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Parent Party is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by any Parent Party, or permit termination or acceleration by the other party, under such Parent Material Contract; and (iii) to the Knowledge of Parent, no other party to any Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Parent Party, under any Parent Material Contract.

5.19 Compliance with Laws(a) . Each of the Parent Parties is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business, except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to Parent. None of the Parent Parties has received written notice from any Authority alleging any violation of applicable Law in any material respect. None of the Parent Parties is under investigation with respect to any violation or alleged violation of any Law, Order or decree entered by any court, arbitrator or Authority, and none of the Parent Parties has received any subpoena from any Authority.

5.20 Certain Business Practices.

(a) Neither Parent nor, to the Knowledge of Parent, any Representative of Parent (acting on behalf of Parent), has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, or to the Knowledge of Parent, any agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person in order to assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

(b) The operations of Parent are and have been conducted at all times in material compliance with the Anti-Corruption Laws, Sanction Laws, Export Control Laws, Anti-Money Laundering Laws, anti-boycott regulations, as administered by the U.S. Department of Commerce, and International Trade Control Laws, and no Action involving Parent with respect to any of the foregoing is pending or, to the Knowledge of Parent, threatened.

(c) None of Parent, Merger Sub I, Merger Sub II or any of their respective directors or officers, or, to the Knowledge of Parent, any other Representative acting on behalf of Parent, is currently (i) identified on the Specially Designated Nationals and Blocked Persons List or any other sanctions-related list maintained by OFAC, the U.S. Department of State, or the U.S. Department of Defense, (ii) otherwise the subject or target of any Sanctions Laws, (iii) located, organized or resident in any country or territory that is the subject of comprehensive economic sanctions maintained by OFAC (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine), or (iv) 50% or more owned, directly or indirectly, or otherwise controlled by any of the foregoing.

5.21 Anti-Money Laundering Laws. The operations of Parent are and have been at all times conducted in compliance with the Anti-Money Laundering Laws, and no Action involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.22 CFIUS Foreign Person Status.

(a) Neither Parent nor the Sponsor is a “foreign person” or is controlled by a “foreign person,” as those terms are defined in 31 C.F.R. Part 800 promulgated under Section 721 of the DPA. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, the Sponsor has agreed to grant, in connection with the transactions contemplated by this Agreement, any rights to any “foreign person” (as defined in 31 C.F.R. Part 800) that would constitute a “covered transaction” subject to mandatory filing requirements under the DPA.

(b) Neither Parent nor, to the Knowledge of Parent, the Sponsor permits any “foreign person” affiliated with Parent or the Sponsor, whether affiliated as a limited partner, shareholder or equivalent, to obtain, through Parent or the Sponsor as a result of that foreign person’s investment, any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in 31 C.F.R. § 800.232) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on such governing body; (iii) any “involvement,” other than through the voting of shares, in the “substantive decision-making” of the Company (as such terms are defined in the DPA) regarding the use, development, acquisition or release of any “critical technology” (as defined in 31 C.F.R. § 800.215); or (iv) “control” of the Company (as defined in 31 C.F.R. § 800.208).

5.23 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and Sponsor or any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.24 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties or that would reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.25 Insurance. Schedule 5.25 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by any Parent Party relating to such Parent Party or its business, properties, assets, directors, officers and employees, copies of which have been provided or made available to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Parent Parties are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Parent, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by any Parent Party. Each Parent Party has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not reasonably be expected to be material to Parent.

5.26 Expenses, Indebtedness and Other Liabilities.

(a) Except as set forth on Schedule 5.26 or as disclosed in the Parent SEC Documents, none of the Parent Parties has any Indebtedness. No Indebtedness of any Parent Party contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of additional Indebtedness by any Parent Party, or (iii) the ability of any Parent Party to grant any Lien on its properties or assets.

(b) Except as and to the extent reflected or reserved against in the Parent Financial Statements or as disclosed in the Parent SEC Documents, none of the Parent Parties has any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with U.S. GAAP that are not adequately reflected or reserved on or provided for in the Parent Financial Statements, other than liabilities incurred since the date of the most recent Parent Financial Statements in the ordinary course of business or in connection with the transactions contemplated by this Agreement.

(c) Schedule 5.26 sets forth all accrued and estimated Parent Transaction Expenses as of the date of this Agreement.

5.27 Brokers and Other Advisors. Except as set forth on Schedule 5.27, no broker, investment banker, financial advisor, underwriter or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries and any such fees and expenses shall be paid by Parent.

5.28 Taxes.

(a) Parent has duly and timely filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due and all such Tax Returns are true, correct and complete and accurate in all material respects.

(b) There is no Action, assessment, deficiency or proposed adjustment relating to Taxes that has been asserted or assessed, or that is pending or proposed in writing, by any Authority against Parent that remains unresolved or unpaid.

(c) No statute of limitations in respect of the assessment or collection of any Taxes of Parent has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect.

(d) Parent has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by Parent.

(e) Parent has duly withheld or collected and paid over to the applicable Taxing Authority in a timely manner all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f) Parent has not requested any letter ruling, technical advice, a change of any method of accounting, or any similar request that is in progress or pending with any Authority with respect to any Taxes.

(g) There is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent.

(h) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(i) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes).

(j) Parent has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes (other than a group the common parent of which was Parent).

(k) Parent does not have any liability for the Taxes of any other Person: (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law.

(l) Parent has not been a party to any listed transaction or failed to report any “reportable transaction” as such terms are defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) and as such reporting is required pursuant thereto.

(m) Parent has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(n) Merger Sub I is, and has been at all times since its formation, a C corporation for U.S. federal income tax purposes or, prior to the First Effective Time, will have timely and validly elected such classification effective as of the date of its formation. Merger Sub II is, and has been at all times since its formation, an entity disregarded as separate from Parent for U.S. federal income tax purposes.

5.29 PIPE Financing. Attached hereto as Schedule 5.29 are true, correct and complete copies of the executed PIPE Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the PIPE Investors have agreed to provide the PIPE Financing to Parent. Each PIPE Subscription Agreement is a legal, valid, and binding agreement of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against such Person in accordance with their terms (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). As of the date hereof, each PIPE Subscription Agreement is in full force and effect and no commitment of PIPE Financing has been withdrawn, rescinded, amended, modified or terminated, and no withdrawal, rescindment, amendment, modification or termination is contemplated by Parent. Parent is not in breach of any of the terms or conditions in the PIPE Subscription Agreements nor has any PIPE Investor party thereto notified Parent in writing of its own breach of any of the terms or conditions under any PIPE Subscription Agreement. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. There are no conditions precedent or contingencies to the obligations of the parties under any PIPE Subscription Agreement to fund the PIPE Investment Amount, other than as set forth in the PIPE Subscription Agreements. There are no other agreements, side letters or arrangements between Parent and any PIPE Investor relating to any PIPE Subscription Agreement which could adversely affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing not being available to Parent as of the Closing.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements (including the PIPE Financing, Alternative PIPE Financing and the Repurchase), as set forth on Schedule 6.1(a), as required by applicable Law, or as consented to in writing by Parent or the Company, as applicable (such consent not to be unreasonably withheld, conditioned or delayed) (collectively, the “Permitted Interim Actions”), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each Party shall conduct its business in the ordinary course in all material respects, and use its commercially reasonable efforts to preserve intact its business organization and material assets; provided, that no action by any member of the Company Group with respect to matters specifically addressed by Section 6.1(a)(i) through Section 6.1(a)(xxii), as applicable, shall be deemed a breach of this sentence unless such action would constitute a breach of any of Section 6.1(a)(i) through Section 6.1(a)(xxii). Without limiting the generality of the foregoing, and except for the Permitted Interim Actions, during the Interim Period, neither the Company, Parent, nor any of their respective Subsidiaries, shall be permitted to:

(i) amend, modify or supplement its certificate of incorporation or bylaws, memorandum and articles of association or other organizational or governing documents except as contemplated hereby or by any Ancillary Agreement or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) solely in the case of the Company Group, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise or relinquish any material right under any Material Contract or Lease;

(iii) other than in the ordinary course of business, modify, amend or enter into any contract, agreement, lease, license or commitment that extends for a term of one year or more or obligates the payment by any member of the Company Group or Parent, as applicable, of more than $250,000 annually or $500,000 in the aggregate over the term of such Contract;

(iv) other than in the ordinary course of business, or, in the case of the Company Group, consistent with the Company’s budget or business plan made available to Parent, or as required to perform customer Contracts, make any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate;

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or Parent’s, as applicable, material assets, except pursuant to existing contracts, commitments or non-exclusive licenses disclosed herein or otherwise in the ordinary course of business consistent with past practices;

(vi) solely in the case of the Company Group, (A) transfer, sell, assign, lease, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of any right, title or interest of the Company or its Subsidiaries in Company Owned IP (other than non-exclusive licenses of Company Owned IP granted to customers, end users, or service providers granted in the ordinary course of business) material to the Business; (B) disclose any Trade Secrets to any third party (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business that contains reasonable protections therefor); or (C) subject any source code for any Company Software material to the Business to any Copyleft Licenses;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person, other than advances of expenses to employees or service providers in the ordinary course of business consistent with past practices, extensions of trade credit to customers in the ordinary course of business consistent with past practices, or loans, advances or capital contributions between or among members of the Company Group; (B) incur any Indebtedness for borrowed money, including drawings under lines of credit, in excess of an aggregate principal amount of $500,000 other than (1) in the case of Parent, loans evidenced by promissory notes made to Parent by Sponsor or its Affiliates as working capital advances as described in the Prospectus, and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than scheduled repayments or repayments required in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens or Liens securing Indebtedness permitted under clause (viii), on any assets of the Company Group or Parent, as applicable;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to a member of the Company Group or write off or make reserves against the same, other than in the ordinary course of business consistent with past practice or as otherwise required by U.S. GAAP;

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person other than investments in cash equivalents or short-term investments in the ordinary course of treasury management; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company Group’s or the Parent Parties’, as applicable, assets, unless replaced with a policy providing substantially comparable coverage or unless such termination or lapse would not be material to such party;

(xiii) waive, release, compromise, settle or agree to settle any Proceeding or any Action before any Authority, other than settlements or compromises that (A) involve payments by the Company Group or Parent, as applicable, of not more than $500,000 individually, net of any amounts covered by insurance, (B) do not impose any material non-monetary, injunctive or equitable relief, or any material restriction on the business or operations of the Company Group or Parent, as applicable, following the Closing, and (C) do not involve any admission of wrongdoing or liability by the Company Group or Parent, as applicable;

(xiv) except as required by applicable Law, U.S. GAAP, the Company’s or Parent’s auditors, as applicable, or SEC requirements, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) except (A) in connection with the exercise, conversion or settlement of rights under securities set forth on Schedule 4.5(a), (B) in the case of the Company, the grant of equity awards in the ordinary course under the Equity Incentive Plan and repurchases pursuant to existing agreements with service providers, (C) in the case of Parent, redemptions by Parent of Parent Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles, the issuance of securities pursuant to the PIPE Financing or the Domestication, or the conversion or separation of Parent Units and Parent Warrants in accordance with their terms, or (D) as otherwise contemplated by this Agreement or any Ancillary Agreement, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, amend, modify or waive any of the material terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement;

(xvi) (A) make, change or revoke any election in respect of material Taxes; (B) amend, modify or otherwise change any filed Tax Return in respect of material Taxes, (C) adopt or request permission of any Taxing Authority to change any accounting method in respect of material Taxes, (D) settle or compromise any claim, notice, audit report, Action, suit, litigation, Proceeding, arbitration, investigation, controversy, or assessment relating to Taxes; (E) enter into any Tax allocation, Tax sharing, Tax indemnity, private letter ruling closing agreement, or other binding written agreement relating to Taxes, other than commercial agreements entered into in the ordinary course of business the primary purpose of which is not Taxes; (F) surrender or forfeit any right to claim a Tax refund, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes or relating to any Tax attribute that would give rise to any claim or assessment of Taxes, (H) incur any material liability for Taxes other than in the ordinary course of business, (I) prepare any Tax Return in a manner materially inconsistent with past practice, or (J) grant any power of attorney relating to any Tax matter;

(xvii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than transactions among members of the Company Group, payments of salary, benefits, expense reimbursements, equity compensation and other compensation arrangements in the ordinary course of business consistent with past practices or pursuant to existing agreements;

(xviii) solely in the case of the Company Group, other than as required by Law or by the terms of a Plan, (A) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of any employee of a member of the Company Group or service provider of a member of the Company Group at the level of manager or above, except for annual compensation increases not to exceed 25% in the aggregate, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend, terminate, amend the actuarial assumptions used in respect of, any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make or forgive any loan to any present or former employee, director, officer, or contractor or other individual service provider of the Company Group other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, (F) adopt any severance or retention plan, (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Plan, (H) hire or engage any new employee or consultant if such new employee or consultant will receive annual base compensation in excess of $500,000, or (I) waive any restrictive covenants with respect to any Company Group employee or service provider, except in connection with ordinary-course separation, settlement or offboarding arrangements that would not reasonably be expected to be material to the Company Group;

(xix) solely in the case of the Company Group, (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except pursuant to customer, teaming, subcontracting, distribution, reseller, license, government contract or similar arrangements that would not be material to the Company Group, taken as a whole, or where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company Group, taken as a whole;

(xx) grant, establish or agree to any form of compensation, bonus, retention, severance, change-in-control or similar payment or benefit arrangement to or for any current or former director, officer, employee, consultant or other service provider of any Parent Party (other than as contemplated by the Executive Employment Agreements), or enter into, amend, or terminate any plan, program, agreement or arrangement that would constitute an employee benefit plan for any Parent Party;

(xxi) solely in the case of Parent, amend, waive, terminate or otherwise modify the Trust Agreement, Parent Warrant Agreement, Underwriting Agreement, Parent Support Agreement, any PIPE Subscription Agreement or any other material Contract with Sponsor or any of its Affiliates, except as expressly contemplated by this Agreement or any Ancillary Agreement; release any funds from the Trust Account except in accordance with the Trust Agreement, the Parent Articles and this Agreement; or take any action that would reasonably be expected to result in the delisting or deregistration of the Parent Units, Parent Ordinary Shares or Parent Warrants;

(xxii) solely in the case of Parent, (A) grant any rights to any “foreign person” (as defined in 31 C.F.R. Part 800) that would constitute DPA Triggering Rights with respect to the Company or any member of the Company Group, (B) take any action that would reasonably be expected to cause the transactions contemplated by this Agreement or the post-Closing operations of the Company Group to require a mandatory filing with the Committee on Foreign Investment in the United States or any other mandatory foreign-investment, export-control or national-security filing (other than any filing required to consummate the transactions contemplated by this Agreement that is identified by the parties), or (C) disclose any material non-public technical information, classified information, controlled unclassified information or export-controlled information of any member of the Company Group to any “foreign person” in violation of applicable Export Control Laws, Sanctions Laws or the DPA; or

(xxiii) agree or commit to do any of the foregoing.

(b) No Party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such Party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Nothing in this Agreement is intended to give any Parent Party, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent Parties’ operations prior to the Closing Date. Prior to the Closing Date, each of the Company and the Parent Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Notwithstanding anything in this Section 6.1 to the contrary and subject to Section 6.1(a)(xiii), during the Interim Period, the Company shall have sole authority and control over the prosecution, defense, enforcement, and settlement of any pending or threatened Action in which the Company Group asserts or defends rights in or to any Company Owned IP (including any Action for infringement, misappropriation, or other violation of Company Owned IP). Neither Parent nor any Parent Party shall direct, request, or otherwise seek to influence the Company to settle, compromise, abandon, or otherwise dispose of any such Action or to grant any covenant not to sue, release, or immunity with respect to any Company Owned IP. The Company shall keep Parent reasonably informed of the status of any such material Action and shall consider in good faith any written comments of Parent with respect thereto; provided, that the Company shall retain final decision-making authority with respect to any such Action.

6.2 Exclusivity.

(a) During the Interim Period, no member of the Company Group, on the one hand, nor any Parent Party, on the other hand, shall, and such Persons shall cause their respective Affiliates and Representatives not to, without the prior written consent of Parent, on the one hand, or the Company, on the other hand, (which consent may be withheld in the sole and absolute discretion of the other party asked to provide consent), directly or indirectly, (i) accept, initiate, respond to, encourage, solicit, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) furnish or disclose any non-public information of the Company Group to any Person in connection with an Alternative Transaction, (iv) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) Immediately following the execution of this Agreement, the Company Group, on the one hand, and the Parent Parties, on the other hand, shall, and shall cause each of their Representatives, to cease and terminate any discussion or negotiations that may be ongoing with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent Parties shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent Parties, as applicable, would be deemed a breach of such Party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent Parties, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or the Company’s Subsidiaries or Parent or Parent’s Subsidiaries (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company, Parent, or its Subsidiaries in a single transaction or series of transactions, (C) with respect to Parent, any other “Business Combination” as such term is defined in the Parent Articles or (D) with respect to the Company Group, any public offering of any equity securities of the Company, any of its Subsidiaries, or a newly formed holding company of the Company or such Subsidiaries.

(c) In the event that there is a proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or Parent Parties or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one Business Day after receipt thereof) advise the other Parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent Parties shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent Parties, the term “Alternative Proposal” shall not include the receipt by the Parent Parties or the Company Group of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to such Person’s interest in a transaction that would constitute an Alternative Transaction; provided, however, that the Company or the Parent Parties shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. Solely for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements, during the Interim Period, upon reasonable advance written notice, the Company and Parent shall each use commercially reasonable efforts to provide, or cause to be provided, to the other party and its Representatives, during normal business hours, reasonable access to such party’s offices, properties, Contracts and Books and Records, and to furnish such information relating to the business of the Company Group or Parent Parties, as applicable, as the other party may reasonably request, in each case in a manner so as not to interfere unreasonably with the normal business operations of such Party; provided, that no information furnished pursuant to this Section 6.3 during the Interim Period shall affect any representation or warranty given by the Company or Parent and shall be treated as “Confidential Information” or “Evaluation Material” pursuant to the Confidentiality Agreement. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither Parent nor the Company shall be required to provide the access described above or disclose any information to the other party if doing so is reasonably likely to (i) violate any applicable Law, (ii) as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert attorney-client privilege, work product doctrine or similar privilege, (iii) violate any Contract to which it is a party or to which it is subject, (iv) require disclosure of information reasonably pertinent to any litigation in which such party, on the one hand, and the other party or any of its Representatives, on the other hand, are adverse parties, or (v) require disclosure of Trade Secrets; provided, however, that in the case of clauses (i), (ii) or (iii), such party shall use commercially reasonable efforts to provide such access as can be provided, or otherwise convey such information regarding the applicable matter as can be conveyed, without violating such Law, Contract or privilege.

6.4 Notices of Certain Events. During the Interim Period, each of the Parent Parties and the Company shall promptly notify the other Parties of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or any Parent Party’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting any Party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from Nasdaq or an Approved Exchange with respect to the listing of the securities of Parent;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof, or any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Common Shares sufficient to obtain Parent Shareholder Approval at a meeting of holders of Parent Common Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the securities of Parent issuable in the Domestication and the Company Mergers shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement.  Parent also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company Group and any of its respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the signing of this Agreement and the Ancillary Agreements, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Closing of the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Domestication, the Company Mergers and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably in good faith, and shall obtain the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) with respect to any disclosure therein regarding the Company, the Company Group, the Business, or the Company Stockholders; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company and without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) as to any portion thereof describing the Company, the Company Group, the Business or the Company Stockholders. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC that relate to the Company without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Parent will use its reasonable best efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its organizational documents, the applicable Nasdaq rules and the applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Shares for approval or adoption at the Parent Shareholder Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of the Cayman Islands and the State of Delaware, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Shares or at the time of the Parent Shareholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Second Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Merger Sub I, Merger Sub II or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Merger Sub I, Merger Sub II or the Company, as applicable, such Party shall promptly notify the other Parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Shares. In connection therewith, Parent, Merger Sub I, Merger Sub II and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the Cayman Companies Act and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Shares the approval the following proposals: (i) the Parent Shareholder Approval; (ii) amendment and restatement of Parent’s organizational documents, in the form of the Parent Certificate of Incorporation and Parent Bylaws (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing; (iii) approval of the issuance Parent Common Shares in connection with the Domestication, the Company Mergers under applicable exchange listing rules (the “Issuance Proposal”); (iv) adoption and approval of a new equity incentive plan for Parent in a form satisfactory to Parent and the Company (the “New Incentive Plan”), and which will provide for awards for a number of shares of Parent Common Shares equal to ten percent (10%) of the aggregate number of shares of Parent Common Shares issued and outstanding immediately after the Closing (after giving effect to any redemptions of Parent Ordinary Shares and the transactions contemplated hereby), as further set forth in the New Incentive Plan (the “New Incentive Plan Proposal”); (the proposals set forth in the foregoing clauses (i) through (iv), the “Required Parent Proposals”); (v) approval of Parent’s post-closing Board of Directors (the “Board Proposal”); (vi) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Domestication and the Company Mergers as reasonably determined by the Company and Parent; and (vii) approval to adjourn the Parent Shareholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, or otherwise if additional time is needed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (the “Adjournment Proposal”) (the proposals set forth in the foregoing clauses (i) through (vii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Registration Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement/Prospectus, together with all other Offer Documents, to be disseminated to holders of Parent Shares. The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Ordinary Shares at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement and, in any event, within thirty (30) days following the date on which the Registration Statement is declared effective by the SEC, for the purpose of seeking the approval of each of the Parent Proposals in accordance with the Parent Articles, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Parent Proposals. Except as otherwise required by applicable Law, including in respect of the duties of the directors of Parent in accordance with the Laws of the Cayman Islands, Parent’s Board of Directors shall recommend that the holders of Parent Shares vote in favor of the Parent Proposals. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent Proposals shall be the only matters (other than procedural matters) that Parent shall propose to be acted on at the Parent Shareholder Meeting.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, including in respect of the duties of the directors of Parent in accordance with the Laws of the Cayman Islands, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Company Mergers to the extent required by applicable Law; provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account.

(a) Upon satisfaction or waiver of the conditions set forth in ARTICLE IX and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) immediately prior to the Domestication, pay as and when due all amounts payable to Parent Ordinary Shares held by the public shareholders (the “Parent Redemption Amount”), (2) at the Closing, pay any unpaid Parent Transaction Expenses and Company Transaction Expenses, and (3) at the Closing, following the payment of unpaid Parent Transaction Expenses and Company Transaction Expenses in subparagraph (2), pay all remaining amounts then available in the Trust Account to Parent or the Surviving Company for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Parent shall promptly (and in any event within three (3) Business Days) deliver to the Company an updated schedule of Parent Transaction Expenses following any event, circumstance or development that would reasonably be expected to result in a material change exceeding $500,000 in the aggregate to any amount, item or estimate set forth on Schedule 5.26.

(b) During the Interim Period, Parent shall (i) maintain the Trust Account in accordance with the Trust Agreement and not permit any release or disbursement of funds from the Trust Account except in accordance with the Trust Agreement and the Parent Articles, and (ii) not amend, modify, supplement or waive any provision of the Trust Agreement in any manner materially adverse to the Company without the prior written consent of the Company.

6.7 Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Sub I and Merger Sub II to perform its respective obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Joinders to Parent Support Agreement. In the event any director or officer of Parent or any Affiliate of the Sponsor (or any Permitted Transferee thereof (as defined in the Parent Support Agreement)) acquires beneficial ownership of any securities of Parent at or prior to the Closing, Parent shall cause such Person(s) to execute a joinder to the Parent Support Agreement.

6.9 PIPE Financing.

(a) Parent shall keep the Company reasonably informed of the status of the PIPE Financing, and, in accordance with this Section 6.9, shall promptly notify the Company upon becoming aware of any breach, default, termination, withdrawal, repudiation or threatened failure to fund by any investor under any PIPE Subscription Agreement, or of any event or circumstance that, with or without notice, lapse of time or both, could give rise to any such breach or default, or if Parent does not expect to receive all or any portion of the PIPE Financing proceeds on the terms as contemplated by the PIPE Subscription Agreements, and shall not, without the Company’s prior written consent, (i) amend, modify, supplement or waive (including by way of a side letter) any provision of, or terminate or abandon its plans with respect to, any PIPE Subscription Agreement, (ii) release any investor from its obligations under any PIPE Subscription Agreement, or (iii) consent to any assignment of any PIPE Subscription Agreement. Parent shall enforce its rights under each PIPE Subscription Agreement and shall not waive any breach or default thereunder without the Company’s prior written consent.

(b) If all or any portion of the PIPE Financing becomes unavailable, Parent shall promptly use its reasonable best efforts to obtain alternative financing in an amount, when added to any portion of the PIPE Financing that remains available, sufficient to satisfy the PIPE Investment Amount and the Minimum Cash Condition, on terms mutually agreed by the Company and Parent (such portion of the PIPE Financing, the “Alternative PIPE Financing”). The cooperation and coordination obligations set forth in this Section 6.9 shall apply equally to the arrangement of any such Alternative PIPE Financing.

6.10 Repurchase .. The Parties hereto acknowledge and agree that, as of the Business Day immediately following the Second Effective Time, Parent shall repurchase from each Selling Company Stockholder its Pro Rata Share of a number of Parent Common Shares at a purchase price of ten dollars ($10.00) per share equal to twenty (20%) percent of the PIPE Investment Amount received by Parent (the “Repurchase”). For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, any failure or inability to consummate the Repurchase shall not delay or prevent the Closing, constitute a failure of any condition to the Closing set forth in Article IX or otherwise affect the obligations of the Parties to consummate the transactions contemplated by this Agreement.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period:

(a) Each member of the Company Group shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Shares, Parent Units or Parent Warrants, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Domestication, the Company Mergers or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Shareholders Approval.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within ten (10) Business Days following such date (the “Company Stockholder Written Consent Deadline”), the Company shall (i) cause to be mailed to each Company Stockholder a notice, which shall include copies of this Agreement, the Registration Statement, the Company Stockholder Written Consent, and, as applicable, any Ancillary Agreement or letter of transmittal to be executed or delivered by such Company Stockholder, stating that the Company’s Board of Directors recommends that each Company Stockholder approve the Company Mergers and the Repurchase by execution of the Company Stockholder Written Consent and (ii) take all actions necessary to obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably acceptable to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Repurchase) and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.3 Additional Financial Information. The Company shall use its commercially reasonable efforts to provide Parent with the audited financial statements of the Company and its Subsidiaries for the twelve month periods ended December 31, 2025 and 2024 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such dates, and the audited consolidated cash flow statements for the twelve month period ended on such dates, together with the auditors report thereon (the “Year End Financials”) as soon as practicable after the date of this Agreement, but in any event no later than 45 days following the date of this Agreement; provided, that Parent may, with the Company’s consent (such consent not to be unreasonably withheld), extend this period by up to an additional 15 days by delivering written notice to the Company. Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than 45 calendar days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be prepared from, and reflect in all material respects, the Books and Records of the Company Group, and shall fairly present, in all material respects, the consolidated financial position and results of operations of the Company Group as of the dates thereof and for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and, in the case of unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes. The Company shall use commercially reasonable efforts to assist Parent and its Representatives, upon advance written notice, during normal business hours and in a manner that does not unreasonably interfere with the normal operations of the Company Group, in preparing any other financial information or statements, including customary pro forma financial statements, that are reasonably required to be included in the Registration Statement, the Proxy Statement/Prospectus or any other filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

7.4 Financial Projections.

(a) The financial projections provided by the Company and included in the “Astro Digital PIPE Presentation” dated September 22, 2026, which was provided to prospective investors in connection with the PIPE Financing, are forward-looking statements that are inherently uncertain and subject to significant business, economic, regulatory, and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Such projections were prepared by Company management in good faith based on information available to the Company as of the date of the Investor Presentation and reflect assumptions that Company management believed, as of such date, to be reasonable in light of the information then available, but which may not prove to be correct. No representation or warranty, express or implied, is made by the Company, its Affiliates, or any of their respective directors, officers, employees, advisors, or other representatives as to the accuracy, completeness, or achievability of such projections.

(b) During the Interim Period, the Company shall promptly notify Parent in writing in the event that any individual listed on Schedule 1.1(c) has actual knowledge of any material change to, or material deviation of actual results from, such financial projections and, upon Parent’s reasonable request, shall use commercially reasonable efforts to provide updated projections reflecting such change in a form and at a level of detail substantially similar to the Investor Presentation, together with a reasonably detailed explanation of the basis for any revisions. For the avoidance of doubt, any such updated projections shall constitute forward-looking statements subject to the same representations, warranties, limitations and disclaimers set forth in Section 7.4(a), and the Company shall have no obligation to update or supplement any projection, forecast, or forward-looking statement, except as expressly set forth in this Section 7.4(b).

(c) Nothing in this Agreement shall (i) constitute a representation or warranty regarding the accuracy, completeness, or achievability of any projection, forecast, or forward-looking statement contained in the Investor Presentation or any updated projections delivered pursuant to this Section 7.4, or (ii) cause any failure to achieve the results set forth in such financial projections to constitute, in and of itself, a breach of this Agreement, (iii) give rise to any right of any Person (including any PIPE Investor) to claim that it relied on any such projection, forecast, or forward-looking statement in connection with its investment decision, or (iv) limit or modify the disclaimers, risk factors, or cautionary statements set forth in any of the Offer Documents or the Investor Presentation. This Section 7.4 shall not confer any rights or remedies upon any Person other than the Parties to this Agreement.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company shall, and the Company shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other Parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the First Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. The Parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 8.1(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to Parent, from each of the counterparties to the agreements set forth on Schedule 4.8; provided, that nothing herein shall require any Party or any of its respective Affiliates to expend money, commence any Action or offer or grant any accommodation, financial or otherwise, to any third party in connection with obtaining any consent, approval or waiver, except as otherwise expressly provided in this Agreement.

(d) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced or threatened in writing against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company Group (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Merger Sub I, Merger Sub II or members of the boards of directors or managers of Parent, Merger Sub I or Merger Sub II, and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of its Board of Directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company Group (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or any member of the Company Group (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or a member of the Company Group (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Warrant Agreement, the Underwriting Agreement, dated as of February 11, 2026, by and between Parent and Clear Street LLC, as representative of the underwriters thereto and the letter agreement, dated as of February 11, 2026, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein (the “Letter Agreement”), in each case, as has been or may be amended from time to time, and (b) enforce the terms of the Letter Agreement and all of the rights, restrictions, waivers and obligations of the parties thereto in accordance with its terms and shall not amend, modify or waive any provision of the Letter Agreement without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

8.3 Confidentiality. Except as necessary to complete the Registration Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Second Company Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Second Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Company, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Company after the Second Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or an Approved Exchange, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the First Effective Time, Parent shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Second Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by Parent with respect to matters arising on or before the First Effective Time, covering without limitation the transactions contemplated hereby (the “Parent Tail Policy”).

(e) Prior to the First Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Second Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the First Effective Time, covering without limitation the transactions contemplated hereby (the “Company Tail Policy”).

(f) If Parent, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties and assets to any Person, then Parent shall make proper provision so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 8.4.

8.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Ordinary Shares, the Parent Units and the Parent Warrants on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq or an Approved Exchange, to be agreed mutually by Parent and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq or an Approved Exchange, as applicable, to be satisfied; and (c) the Parent Common Shares, including the shares comprising the Aggregate Merger Consideration, and the Parent Warrants to be approved for listing on Nasdaq or an Approved Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the First Effective Time.

8.6 Certain Tax Matters.

(a) The Company and Parent shall (and shall cause its respective Subsidiaries to) cooperate fully, as and to the extent reasonably requested by another Party hereto, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Parties shall ensure that all Transfer Taxes incurred in connection with this Agreement, or any of the Ancillary Agreements, are timely paid in full to the applicable Taxing Authority by the party legally responsible for such Transfer Taxes, and such party shall file, or cause to be filed, all necessary Tax Returns with respect to all such Transfer Taxes.

(c) The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority. Notwithstanding anything to the contrary herein, if, after the date hereof the Company, in its sole discretion, determines that the Company Mergers are not reasonably expected to qualify for the Mergers Intended Tax Treatment, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify.

(d) No Party shall (and no Party shall permit or cause its respective Affiliates to) take or cause to be taken any action, or fail to take or cause to fail to be taken any action or failure to act would reasonably be expected to prevent or impede (i) the Company Mergers from so qualifying for the Mergers Intended Tax Treatment or (ii) the Domestication from so qualifying for the Domestication Intended Tax Treatment.

(e) In the event the SEC requests or requires a tax opinion regarding whether (i) the Domestication satisfies the Domestication Intended Tax Treatment, Parent will use its commercially reasonable best efforts to cause Loeb (or other tax counsel to Parent) to deliver such tax opinion to Parent, subject to customary assumptions and limitations, or (ii) the Company Mergers satisfy the Mergers Intended Tax Treatment, the Company shall use its commercially reasonable best efforts to cause Broadfield (or other tax counsel to the Company) to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, (i) Loeb (or other tax counsel to Parent) shall not be required to provide any opinion to any party regarding the Mergers Intended Tax Treatment or the tax consequences of the transactions contemplated by this Agreement to the Company or its shareholders and (ii) Broadfield shall not be required to provide any opinion to any party regarding the Domestication Intended Tax Treatment or the tax consequences of the transactions contemplated by this Agreement to Parent or its shareholders.

8.7 Section 16 Matters. Prior to the First Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Parent Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.8 Executive Employment Agreements. Simultaneously with the entry into this Agreement, the Key Executives have entered into employment agreements with Parent providing for the continued employment of such Key Executives with Parent and the Company Group effective as of the Closing in the form previously presented to Parent (each, an “Executive Employment Agreement” and, collectively, the “Executive Employment Agreements”). Each Executive Employment Agreement is a legal, valid, and binding agreement and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions. During the Interim Period, Parent shall not amend, waive, modify or terminate any of the Executive Employment Agreements, and the Parties shall take all actions necessary such that the Executive Employment Agreements are in full force and effect as of the Closing.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by the Parties of all the following conditions:

(a) No provisions of any applicable Law and no Order shall be in effect legally restraining, prohibiting or imposing any condition on the consummation of the transactions contemplated hereby, including the Domestication and the Company Mergers.

(b) Each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, the Company or the Company Group to consummate the Domestication and the Company Mergers set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of legally restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated hereby, including the Domestication and the Company Mergers, which Order or Law is final and non-appealable.

(d) The Company Stockholder Approval shall have been obtained and remain in full force and effect.

(e) Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting and remain in full force and effect.

(f) The Parent Common Shares to be issued pursuant to this Agreement shall be conditionally approved to be listed on Nasdaq or an Approved Exchange permitted by this Agreement and, immediately following the Second Effective Time, shall otherwise satisfy the applicable listing requirements of Nasdaq or such Approved Exchange (including with respect to the minimum number of round lot holders).

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent, Merger Sub I and Merger Sub II to consummate the Closing are subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, the covenants and agreements required to be performed or complied with by the Company under this Agreement and each of the Ancillary Agreements to which it is a party (in each case, without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct, taken as a whole, that would not have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all but de minimis respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all but de minimis respects at and as of such specific date).

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing and uncured.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing or available equivalent of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Each of the Company and certain Company Stockholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Stockholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(g), (h)(1)(i) and 1.1445-2(c)(3)(i) certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a notice to be delivered to the IRS as required under Treasury Regulations Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than 30 days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have delivered to Parent a resignation from the Company of each non-continuing director of the Company as designated by the Company in writing prior to the Closing, effective as of the Closing Date.

(j) The Company shall have delivered to Parent written consents, in form and substance reasonably acceptable to Parent, from each of the counterparties to the agreements set forth on Schedule 9.2(j).

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Each of Parent, Merger Sub I and Merger Sub II shall have duly performed or complied with, in all material respects, the covenants and agreements required to be performed or complied with by Parent, Merger Sub I or Merger Sub II, as applicable, under this Agreement and each of the Ancillary Agreements to which Parent, Merger Sub I or Merger Sub II, as applicable, is a party (in each case, without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing Date.

(b) The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Parent, Merger Sub I or Merger Sub II.

(c) The Parent Fundamental Representations shall be true and correct in all but de minimis respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all but de minimis respects at and as of such specific date).

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing and uncured.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Company shall have received evidence that (i) the Parent Certificate of Incorporation (in the form attached hereto as Exhibit A or with such changes as may be approved by the Company and Parent in writing) shall have been filed with, and certified by, the Secretary of State of the State of Delaware and (ii) the Parent Bylaws (in the form attached hereto as Exhibit B or with such changes as may be approved by the Company and Parent in writing) shall have been duly adopted by Parent and, in each case, are in full force and effect as of the Closing.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub I attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub I authorizing this Agreement, the Ancillary Agreements to which Merger Sub I is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing or available equivalent of Merger Sub I, certified as of a recent date by the Secretary of State of the State of Delaware.

(i) The Company shall have received a certificate, dated as of the Closing Date, signed by a manager of Merger Sub II attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the managers and sole member of Merger Sub II authorizing this Agreement, the Ancillary Agreements to which Merger Sub II is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing or available equivalent of Merger Sub II, certified as of a recent date by the Secretary of State of the State of Delaware.

(j) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

(k) The members of the post-Closing Parent Board of Directors shall have been elected or appointed to take effect as of the Second Effective Time as set forth in Section 2.9.

(l) The Domestication shall have occurred in accordance with Section 2.1 of this Agreement.

(m) The PIPE Financing shall (i) have been consummated as of immediately prior to the Closing in accordance with the PIPE Subscription Agreements, resulting in gross proceeds in an amount not less than the PIPE Investment Amount and (ii) there shall not have occurred any amendment or modification to the PIPE Subscription Agreements (other than in accordance with its terms), other than as consented to in writing by the Company after the date hereof.

(n) The amount of Parent Closing Cash at the Closing shall equal or exceed $30,000,000 (the “Minimum Cash Condition”).

9.4 Frustration of Closing Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was primarily and directly caused by the failure of such Party or its Affiliates (or with respect to the Company, any member of the Company Group’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement or any of the Ancillary Agreements to which it is a party, as applicable.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before April 26, 2027 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the Party (i.e., Parent, Merger Sub I or Merger Sub II, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the proximate and primary cause of the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other Party; provided, that the Outside Closing Date shall be automatically extended for an additional two months to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Authority, Nasdaq or any Approved Exchange (including any specific request from any Authority, Nasdaq or any Approved Exchange, as applicable, to delay filings or for additional time to review the transactions contemplated hereby) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Authority, Nasdaq or such Approved Exchange to the extent required to satisfy the condition set forth in Section 9.1(a).

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Domestication or the Company Mergers or making the Domestication or the Company Mergers illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other Party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(d) Parent or the Company may terminate this Agreement by giving written notice to the other Party if the Parent Shareholder Meeting (including any adjournment or postponement thereof) is held and the Required Parent Proposals shall not have been approved by the requisite vote of the holders of Parent Shares in accordance with the Parent Articles and applicable Law.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations that the Parent Parties may have: (i) at any time prior to the Closing if the Company shall have breached any representation, warranty, agreement or covenant contained in this Agreement or the Ancillary Agreements to which it is a party, as applicable, to be performed on or prior to the Closing, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a), 9.2(b) or 9.2(c) impossible (a “Terminating Company Breach”); except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that in the case of a breach by the Company of Section 7.2 or the first sentence of each of Sections 2.7 or 8.1(a), the 30-day period referred to above shall be reduced to 10 days; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not delivered the Company Stockholder Approval to Parent (provided, that upon the Company delivering the Company Stockholder Approval to Parent, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, if at any time prior to the Closing, any of the Parent Parties shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a), 9.3(b) or 9.3(c) impossible (a “Terminating Parent Breach”); except that, if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to use its reasonable best efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; provided, however, that in the case of a breach by the Parent Parties of Section 6.5(i) or the first sentence of each of Sections 2.7 or 8.1(a), the 30-day period referred to above shall be reduced to 10 days.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and of no further force or effect without liability of any Party and its Non-Party Affiliates to the other Parties hereto. The provisions of Section 8.3, this Section 10.3, ARTICLE XII and ARTICLE I (to the extent related to any of the foregoing), and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X. Notwithstanding the foregoing, the termination of this Agreement pursuant to this ARTICLE X shall not affect any liability on the part of any Party for (i) a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or (ii) Fraud.

ARTICLE XI
NO SURVIVAL

11.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or any Ancillary Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement or the Ancillary Agreements, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Closing and then only to the extent so required to be performed after the Closing, and (b) ARTICLE XII (but in the case of Section 12.17, solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing). All covenants and agreements which are to be performed after the Closing shall survive with respect to such performance from and after the Closing for the applicable time period specified therein and shall terminate once such applicable covenant and agreement is fully performed. The Confidentiality Agreement shall (i) survive any termination of this Agreement in accordance with its terms and (ii) otherwise terminate as of the Closing.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Company or Parent), to:

Astro Digital US, Inc.

7815 Shaffer Parkway

Littleton, CO 80127

Attention: Michael Wilson, Chief Financial Officer
E-mail: michael.wilson@astrodigital.com

with a copy (which shall not constitute notice) to:

Broadfield US LLP

488 Madison Avenue, 22nd Fl

New York, NY 10022

Attention: Michael A. Smith; Christopher Hagenbuch

E-mail: michaelsmith@broadfieldlaw.com; christopherhagenbuch@broadfieldlaw.com if to Parent, Merger Sub I or Merger Sub II (prior to the Closing):

Proem Acquisition Corp I

3860 W. Northwest Hwy, Suite 470,

Dallas, TX 75220

Attention: Imran Khan, Chief Executive Officer

E-mail: imran@proemasset.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

E-mail: mnussbaum@loeb.com

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent (prior to the Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 12.2 shall be void, ab initio. No provision hereof can be waived or extended, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no Party shall seek, nor shall any Party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity.

(a) Subject to Section 12.4(b), except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the Parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure prior to the Closing concerning the transactions contemplated hereunder without the prior approval of the other Party hereto, which approval shall not be unreasonably withheld by any Party. If a Party is required to make such a disclosure as required by Law or applicable stock exchange rules, the Party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other Party reasonable time to comment on such disclosure in advance of its issuance.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within three (3) Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by securities Laws, which the Company and its counsel shall have the opportunity to review and comment upon in accordance with the analogous requirements of Section 6.5(b). The Company, Parent and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing in accordance with the analogous requirements of Section 6.5(b). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

12.5 Expenses.

(a) Except as otherwise set forth in this Agreement, the costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 12.5 shall be paid upon consummation of the Closing and release of proceeds from the Trust Account. During the Interim Period or if the Closing does not take place, each Party shall be responsible for its own expenses. Schedule 12.5(a) sets forth all accrued and estimated Company Transaction Expenses as of the date of this Agreement. The Company shall promptly (and in any event within three (3) Business Days) deliver to Parent an updated schedule of Company Transaction Expenses following any event, circumstance or development that would reasonably be expected to result in a material change exceeding $500,000 in the aggregate to any amount, item or estimate set forth therein.

(b) (i) If this Agreement is terminated by the Company pursuant to Section 10.1(a) at a time when prior to such termination Parent had provided to the Company in writing a reasonable basis to extend the Outside Closing Date (as it may have been extended in accordance with the terms of Section 10.1(a), then the Company shall pay to Parent a fee in an amount of $400,000 and (ii) if this Agreement is validly terminated by Parent pursuant to Section 10.2(a) then the Company shall pay to Parent, a fee in an amount of $200,000 (such amount, as applicable, a “Company Termination Fee”), any such fee payable by wire transfer of immediately available funds and within two (2) Business Days after any such termination. In no event shall Parent be entitled to the payment of more than one Company Termination Fee. The payment of any Company Termination Fee shall constitute liquidated damages under this Agreement and, if paid, shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of Parent, Merger Sub I and Merger Sub II and their respective equityholders and Affiliates (including Sponsor) against the Company or any of its directors, officers, equityholders and Affiliates for, and in no event will any of them be entitled to recover any other monetary damages or pursue any other remedy (whether at law, in equity, in Contract, in tort or otherwise) with respect to, (A) any loss suffered as a result of the failure of the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated, (B) the termination of this Agreement and the Ancillary Agreements, (C) any liabilities or obligations arising under this Agreement or any of the Ancillary Agreements or (D) any Actions in connection with, arising out of or relating to any breach, termination or failure of or under this Agreement or any of the Ancillary Agreements, and upon payment to Parent of any Company Termination Fee in accordance with this Section 11.6(b), neither the Company nor any of its directors, officers, equityholders or Affiliates shall have any further liability or obligation to Parent, Merger Sub I or Merger Sub II or any of their respective equityholders or Affiliates (including Sponsor) in connection with, relating to or arising out of this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby. For the avoidance of doubt, nothing in this Section 12.5(b) shall limit the Parent Parties’ right to seek specific performance of the Parent Parties’ obligations under this Agreement in accordance with Section 12.17 in lieu of (but not in addition to) the applicable Company Termination Fee; provided, that in no event shall Parent be entitled to receive both the applicable Company Termination Fee and an order of specific performance requiring the Closing to occur.

(c) If this Agreement is validly terminated (i) by the Company due to Parent’s failure to satisfy the conditions set forth in Section 9.3(n) or (ii) pursuant to Section 10.1(d), then Parent shall pay to the Company a fee in an amount of $300,000 (such amount, the “Parent Termination Fee”), by wire transfer of immediately available funds and within two Business Days after any such termination. The Parent Termination Fee shall constitute liquidated damages under this Agreement and, if paid, shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of the Company and its equityholders and Affiliates against Parent, Merger Sub I and Merger Sub II or any of their respective directors, officers, equityholders and Affiliates for, and in no event will any of them be entitled to recover any other monetary damages or pursue any other remedy (whether at law, in equity, in Contract, in tort or otherwise) with respect to, (A) any loss suffered as a result of the failure of the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated, (B) the termination of this Agreement and the Ancillary Agreements, (C) any liabilities or obligations arising under this Agreement or any of the Ancillary Agreements or (D) any Actions in connection with, arising out of or relating to any breach, termination or failure of or under this Agreement or any of the Ancillary Agreements, and upon payment to the Company of the Parent Termination Fee in accordance with this Section 11.6(c), none of Parent, Merger Sub I or Merger Sub II or any of their respective directors, officers, equityholders or Affiliates shall have any further liability or obligation to the Company or its equityholders or Affiliates in connection with, relating to or arising out of this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby. For the avoidance of doubt, nothing in this Section 12.5(c) shall limit the Company’s right to seek specific performance of the Parent Parties’ obligations under this Agreement in accordance with Section 12.17 in lieu of (but not in addition to) the Parent Termination Fee; provided, that in no event shall the Company be entitled to receive both the Parent Termination Fee and an order of specific performance requiring the Closing to occur.

12.6 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void.

12.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York, except that the Domestication, the internal affairs of Parent prior to the Domestication and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Companies Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.

12.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties.

12.9 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12 Third Party Beneficiaries. Except as provided in Section 8.4, Article XI, and Section 12.18, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13 Trust Account Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Stockholder, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason; provided, however, that Parent acknowledges and agrees that the foregoing shall not limit or prohibit any claims that the Company or any of its Affiliates and Representatives may have pursuant to this Agreement or any Ancillary Agreement or related to the transactions contemplated hereby against Parent’s assets or funds that are not held in the Trust Account.

12.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Stockholder or any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent, Merger Sub I or Merger Sub II in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Stockholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Stockholder, and are not and shall not be deemed to be relied upon by Parent, Merger Sub I or Merger Sub II in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Stockholder nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub I, Merger Sub II or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Stockholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent, Merger Sub I and Merger Sub II specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Stockholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Stockholders nor any other Person shall have any liability to Parent, Merger Sub I, Merger Sub II or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Merger Sub I, Merger Sub II nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent, Merger Sub I and Merger Sub II made available to the Company and the Company Stockholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub I, Merger Sub II or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Merger Sub I and Merger Sub II, and are not and shall not be deemed to be relied upon by the Company or Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent, Merger Sub I and Merger Sub II in ARTICLE V, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub I, Merger Sub II nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub I, Merger Sub II, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, Merger Sub I or Merger Sub II, the nature or extent of any liabilities of Parent, Merger Sub I or Merger Sub II, the effectiveness or the success of any operations of Parent, Merger Sub I or Merger Sub II or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent, Merger Sub I or Merger Sub II furnished to the Company, the Company Stockholders or their respective Representatives or made available to the Company, the Company Stockholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent, Merger Sub I or Merger Sub II has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub I and Merger Sub II have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub I nor any other Person shall have any liability to the Company, the Company Stockholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

12.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of a federal court sitting in the Borough of Manhattan of The City of New York or, if such federal court does not have jurisdiction over any such Actions, the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any such Action.

12.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.18 Non-Recourse. Except as provided in ARTICLE XI, this Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. Except as provided in ARTICLE XI, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named Party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.18) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity Party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.19 Conflicts and Privilege.

(a) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “PAAC Group”), on the one hand, and (ii) the Surviving Company and/or any member of the Astro Group, on the other hand, any legal counsel, including Loeb & Loeb LLP (“Loeb”), that represented Parent and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the PAAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the PAAC Group, on the one hand, and Loeb, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Company Mergers and belong to the PAAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Astro Group”), on the one hand, and (ii) the Surviving Company and/or any member of the PAAC Group, on the other hand, any legal counsel, including Broadfield US LLP (“Broadfield”) that represented the Company prior to the Closing may represent any member of the Astro Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Astro Group, on the one hand, and Broadfield, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Company Mergers and belong to the Astro Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

PROEM ACQUISITION CORP I

By:	/s/ Imran Khan
Name:	Imran Khan
Title:	Chief Executive Officer

Merger Sub I:

PAAC MERGER SUB I, INC.

By:	/s/ Imran Khan
Name:	Imran Khan
Title:	CEO

Merger Sub II:

PAAC MERGER SUB II, LLC

By:	/s/ Imran Khan
Name:	Imran Khan
Title:	Manager

[Signature Page to Merger Agreement]

Company:

ASTRO DIGITAL US, INC.

By:	/s/ Michael Wilson
Name:	Michael Wilson
Title:	Chief Financial Officer

[Signature Page to Merger Agreement]